UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Soliciting Material under §240.14a-12

CNO FINANCIAL GROUP, INC.

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CNO Financial Group, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 12, 2011

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of CNO Financial Group, Inc. (the “Company”), will be held at the CNO Conference Center, 11825 North Pennsylvania Street, Carmel, Indiana, at 8:00 a.m., Eastern Daylight Time, on May 12, 2011, for the following purposes:

1.	To elect eight directors listed herein, each for a one-year term ending in 2012;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011;

3.	To cast a non-binding advisory vote on executive compensation;

4.	To cast a non-binding advisory vote on the frequency of future votes on executive compensation; and

5.	To consider such other matters, if any, as may properly come before the meeting.

Holders of record of outstanding shares of the common stock of the Company as of the close of business on March 14, 2011, are entitled to notice of and to vote at the meeting. Holders of common stock have one vote for each share held of record.

Management and the Board of Directors respectfully request that you date, sign and return the enclosed proxy card in the postage-paid envelope so that we receive the proxy card prior to the Annual Meeting, or, if you prefer, follow the instructions on your proxy card for submitting a proxy electronically or by telephone. If your shares are held in the name of a bank, broker or other holder of record, please follow the procedures as described in the enclosed voting form they send to you. The proxies of shareholders who attend the meeting in person may be withdrawn, and such shareholders may vote personally at the meeting.

By Order of the Board of Directors

Karl W. Kindig, Secretary

April 12, 2011
Carmel, Indiana

CNO Financial Group, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CNO Financial Group, Inc. (“CNO” or the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the CNO Conference Center, 11825 North Pennsylvania Street, Carmel, Indiana on May 12, 2011, at 8:00 a.m., Eastern Daylight Time. It is expected that this Proxy Statement and proxy will be mailed to the shareholders on or about April 13, 2011.

Solicitation of Proxies

The enclosed proxy is solicited by the Board of Directors. Proxies may be solicited by mail, telephone, internet or in person. Proxies may by solicited by the CNO Directors and officers. All expenses relating to the preparation and mailing to the shareholders of the Notice, this Proxy Statement and the form of proxy are to be paid by CNO.

If the enclosed form of proxy is properly executed and returned in time for the meeting, the named proxy holders will vote the shares represented by the proxy in accordance with the instructions marked on the proxy. Proxies returned unmarked will be voted for each of the board’s nominees for director (Proposal 1), for the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2), for approval of the compensation paid to our named executive officers (Proposal 3) and for “one year” with respect to the frequency of future votes on executive compensation (Proposal 4). A shareholder may revoke a proxy at any time before it is exercised by mailing or delivering to CNO a written notice of revocation or a later-dated proxy, or by attending the meeting and voting in person.

Record Date and Voting

Only holders of record of shares of CNO’s common stock as of the close of business on March 14, 2011, will be entitled to vote at the meeting. On such record date, CNO had 253,119,376 shares of common stock outstanding and entitled to vote. Each share of common stock will be entitled to one vote with respect to each matter submitted to a vote at the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

If you hold your shares in street name (that is, if you hold your shares through a broker, bank or other holder of record), you may be able to vote by telephone or via the Internet. Please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you.

If you want to vote in person at the Annual Meeting and you hold your shares in street name, you must obtain a legal proxy from your bank, broker or other holder of record authorizing you to vote. You must then bring the legal proxy to the Annual Meeting.

Votes Required

The election of directors (Proposal 1) will be determined by a majority of the votes cast by the holders of shares represented (in person or by proxy) and entitled to vote at the Annual Meeting provided a quorum is present. The vote required to approve the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2), the advisory vote on executive compensation (Proposal 3) and the advisory vote on frequency of the vote on executive compensation (Proposal 4) is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. Abstentions from voting will have the same legal effect as voting against each proposal.

Abstentions and shares represented by “broker non-votes”, as described below, are counted as present and entitled to vote for the purpose of determining a quorum. A broker non-vote occurs if you hold your shares in street name and do not provide voting instructions to your broker on a proposal and your broker does not have discretionary authority to vote on such proposal. Under current New York Stock Exchange rules, your broker will not have discretionary authority to vote your shares at the Annual Meeting with respect to Proposal 1 (election of the eight directors listed in this Proxy Statement) and Proposals 3 and 4 (relating to non-binding votes on executive compensation). Your broker will have discretion to vote your uninstructed shares on Proposal 2 (ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 12, 2011

This Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on February 24, 2011, are available on our Internet website at www.CNOinc.com, in the “Investor Relations — SEC Filings” section. Shareholders may obtain copies of the Proxy Statement, Annual Report to Shareholders and form of proxy relating to this or future meetings of the Company’s shareholders on our Internet website, by calling 317-817-2893 or by sending the Company an email at ir@CNOinc.com. For directions to the Company’s 2011 Annual Meeting, please call us at 317-817-2893.

SECURITIES OWNERSHIP

The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 14, 2011 (except as otherwise noted) by each person known to us who beneficially owns more than 5% of the outstanding shares of our common stock, each of our directors and nominees, each of our current executive officers that are named in the Summary Compensation Table on page 31 and all of our current directors and executive officers as a group. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 14, 2011 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person or group of persons but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

		Shares Beneficially Owned
Title of Class	Name of Beneficial Owner	Number	Percentage
Common stock	Paulson & Co. Inc.(1)	24,455,000	9.7%
Common stock	Columbia Wanger Asset Management, LLC(2)	24,084,000	9.5
Common stock	FMR LLC (3)	15,896,966	6.3
Common stock	Dimensional Fund Advisors LP (4)	15,793,789	6.3
Common stock	BlackRock, Inc.(5)	13,839,015	5.5
Common stock	R. Glenn Hilliard(6)	1,549,245	*
Common stock	Donna A. James	47,620	*
Common stock	R. Keith Long(7)	2,195,913	*
Common stock	Charles W. Murphy	—	*
Common stock	Debra J. Perry(8)	69,194	*
Common stock	C. James Prieur(9)	2,369,942	*
Common stock	Neal C. Schneider(8)	65,220	*
Common stock	Michael T. Tokarz(8)	79,720	*
Common stock	John G. Turner(8)	73,720	*
Common stock	David K. Zwiener	52,532	*
Common stock	Robert C. Greving	—	*
Common stock	Frederick J. Sievert	—	*
Common stock	Edward J. Bonach(10)	622,963	*
Common stock	Eric R. Johnson(11)	477,576	*
Common stock	Scott R. Perry(12)	566,074	*
Common stock	Steven M. Stecher(13)	442,675	*
Common stock	All directors and executive officers as a group (20 persons)(14)	9,602,447	3.7

*	Less than 1%.

(1)	Based solely on the Amendment No. 1 to Schedule 13D filed with the SEC on February 19, 2010 by Paulson & Co. Inc. The business address for Paulson & Co. Inc. is 1251 Avenue of the Americas, New York, NY 10020.

(2)	Based solely on the Amendment No. 5 to Schedule 13G filed with the SEC on February 11, 2011 by Columbia Wanger Asset Management, LLC. The Amendment No. 5 to Schedule 13G reports sole power to vote or direct the vote of 23,734,000 shares and sole power to dispose or direct the disposition of 24,084,000 shares. The business address for Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(3)	Based solely on the Schedule 13G filed with the SEC on February 11, 2011 by FMR LLC and Edward C. Johnson 3d. The Schedule 13G reports sole power to vote or direct the vote of 56,440 shares and the sole power to dispose or direct the disposition of 15,896,966 shares of stock. The business office address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(4)	Based solely on Schedule 13G filed with the SEC on February 11, 2011 by Dimensional Fund Advisors LP. The Schedule 13G reports sole power to vote or direct the vote of 15,464,639 shares and sole power to dispose or direct the disposition of 15,793,789 shares. The business address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)	Based solely on Schedule 13G filed with the SEC on February 3, 2011 by BlackRock, Inc. The Schedule 13G reports sole power to vote or direct the vote of 13,839,015 shares and sole power to dispose or direct the disposition of 13,839,015 shares. The business address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(6)	Includes 50,000 shares held by a family charitable foundation, of which Mr. Hilliard is one of five trustees. He disclaims beneficial ownership of such shares. Also includes options, exercisable currently or within 60 days of March 14, 2011, to purchase 755,000 shares of common stock at exercise prices ranging from $17.87 to $19.61 per share.

(7)	Includes 123,813 shares held directly by Mr. Long, 734,100 shares of common stock owned by Otter Creek Partners I, LP and 1,338,000 shares of common stock owned by Otter Creek International Ltd. Mr. Long is the majority stockholder of Otter Creek Management, Inc., the general partner of Otter Creek Partners I, LP, and by virtue of such ownership Mr. Long has the power to vote and dispose of the shares held by Otter Creek Partners I, LP and therefore may be deemed to be the beneficial owner of those shares. Otter Creek Management, Inc., as an investment advisor of Otter Creek International Ltd., may be deemed to be the beneficial owner of shares held by Otter Creek International Ltd. Mr. Long expressly disclaims beneficial ownership of the shares held by Otter Creek International Ltd.

(8)	Includes options, exercisable currently or within 60 days of March 14, 2011, to purchase 15,400 shares of common stock.

(9)	Includes options, exercisable currently or within 60 days of March 14, 2011, to purchase 1,302,500 shares of common stock.

(10)	Includes options, exercisable currently or within 60 days of March 14, 2011, to purchase 276,750 shares of common stock.

(11)	Includes options, exercisable currently or within 60 days of March 14, 2011, to purchase 372,250 shares of common stock.

(12)	Includes options, exercisable currently or within 60 days of March 14, 2011, to purchase 344,750 shares of common stock.

(13)	Includes options, exercisable currently or within 60 days of March 14, 2011, to purchase 296,750 shares of common stock.

(14)	Includes options, exercisable currently or within 60 days of March 14, 2011, to purchase an aggregate of 4,082,600 shares of common stock held by directors and executive officers.

PROPOSAL 1

ELECTION OF DIRECTORS

Eight individuals will be elected to the Board for one-year terms expiring at the 2012 annual meeting of shareholders. Six of the nominees listed below (R. Keith Long, Charles W. Murphy, C. James Prieur, Neal C. Schneider, Michael T. Tokarz and John G. Turner) are currently members of the board of directors. The other nominees, Robert C. Greving and Frederick J. Sievert, will join the Board upon election at the Annual Meeting. Each of the other current directors, R. Glenn Hilliard, Donna A. James, Debra J. Perry and David K. Zwiener, has decided not to seek re-election. The decisions not to seek re-election were not based on any disagreement with the Company relating to its operations, policies or practices. The Company thanks them for their many years of service to the Company. All directors will serve until their successors are duly elected and qualified.

Director Qualifications and Experience

In considering candidates for the Board, the Governance and Strategy Committee reviews the experience, skills, attributes and qualifications of the current Board members and other potential candidates to ensure that the Board has the skills and experience to properly oversee the interests of the Company. In doing so, the Governance and Strategy Committee considers the experience, skills, attributes and qualifications of candidates in these areas:

•	Insurance and financial services industry;

•	Accounting or other financial management;

•	Investments;

•	Legal and regulatory;

•	Actuarial;

•	Management including service as a chief executive officer or manager of business units or functions;

•	Talent management; and

•	Experience as a director of other companies.

The key experiences, skills, qualifications and skills of each of the nominees are included in their individual biographies below.

Consideration is also given to each nominee’s independence, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company. For incumbent directors, past performance on the Board and contributions to their respective committees are also considered. The Governance and Strategy Committee and the Board seek directors with qualities that will contribute to the goal of having a well-rounded, diverse Board that functions well as a unit and is able to satisfy its oversight responsibilities effectively. The Governance and Strategy Committee expects each of the directors to have proven leadership, sound judgment, high ethical standards and a commitment to the success of the Company.

The Governance and Strategy Committee does not have a specific diversity policy with respect to Board candidates, but it strongly believes that the Board should have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender and age, and considers issues of diversity and background in its process of selecting candidates for the Board.

Board Nominees

The Governance and Strategy Committee engaged a third-party search firm to identify, assist in the evaluation of, and recommend potential Board candidates. After considering candidates identified through that process, the Governance and Strategy Committee recommended that Mr. Greving and Mr. Sievert be nominees for election to the Board at the Annual Meeting.

Should any of the nominees become unable to accept election, the persons named in the proxy will exercise their voting power in favor of such person or persons as the Board may recommend. All of the nominees have consented to being named in this Proxy Statement and to serve if elected. The Board knows of no reason why any of its nominees would be unable to accept election.

The Governance and Strategy Committee does not have a written policy regarding shareholder nominations for director candidates. The Governance and Strategy Committee will, however, consider candidates for director nominees put forward by shareholders. See “Shareholder Proposals for 2012 Annual Meeting” for a description of the advance notice procedures for shareholder nominations for directors.

Set forth below is information regarding each person nominated by the board of directors for election as a director.

Nominees for Election as Directors:

Robert C. Greving, 59, has been nominated to join the Board, effective at the Annual Meeting. Mr. Greving is the retired executive vice president, chief financial officer and chief actuary for Unum Group, having held those positions from 2005 to 2009. Mr. Greving also served as president of Unum International Ltd., Bermuda. Before becoming executive vice president and chief financial officer of Unum Group in 2003, he held senior vice president, finance, and chief actuary positions with Unum Group and with The Provident Companies, Inc., which merged with Unum Group. His duties prior to retirement included directing all aspects of the finance and actuarial responsibilities for the corporate and nine insurance subsidiary insurance companies of Unum Group. He previously held senior positions with PennCorp Dallas Operations, Southwestern Life Insurance Company, American Founders Insurance Company, Aegon USA and Horace Mann Life Insurance Company during his 35 years in the insurance industry. He is a Fellow of the Society of Actuaries. With respect to Mr. Greving, the Board and the Governance and Strategy Committee considered his extensive experience with the management of companies in the life, health, disability and annuity lines of business and in particular with the actuarial, financial and investment disciplines.

R. Keith Long, 62, joined our board of directors in May 2009. Mr. Long founded Otter Creek Management, Inc. in 1991 and since that date has served as its president and chief executive officer. Otter Creek Management, Inc. is the investment advisor for two hedge funds, Otter Creek Partners I, LP and Otter Creek International Ltd. Mr. Long has 35 years of experience in investment analysis in both fixed income and equities. His experience prior to founding Otter Creek Management, Inc. includes 10 years as a fixed income analyst, trader and arbitrageur, and eight years as an equity portfolio manager. His previous employers include Morgan Stanley, Kidder Peabody, Tradelink, Mesirow Financial and Lionel Edie & Co. He is the former chairman of the board of Financial Industries, Inc., a life insurance company, and the former chairman of Financial Institutions, Inc., a property and casualty insurance company. With respect to Mr. Long, the Board and the Governance and Strategy Committee considered his extensive investment experience and prior experience in the insurance industry.

Charles W. Murphy, 50, joined our board of directors in February 2010. Mr. Murphy is a Partner of Paulson & Co. Inc. and an Analyst responsible for the Insurance and Asset Management Sectors since May 2009. Mr. Murphy began his career in 1985 at Goldman Sachs in the Corporate Finance Department and joined the Financial Institutions Group in 1987, working on advisory and capital raising assignments, primarily in the insurance sector. He moved to Morgan Stanley in 1990 where he became a Managing Director in 1995 and Co-Head of the European Financial Institutions Group from 1996 to 2000. After eighteen months as the chief financial officer of a venture capital investment firm, Mr. Murphy served as Co-Head of European Financial Institutions for Deutsche Bank from 2001 to 2005 and Co-Head of the European Financial Institutions Group for Credit Suisse from 2005 to 2007. From June 2007 to December 2008, he worked at Fairfield Greenwich Group. With respect to Mr. Murphy, the Board and the Governance and Strategy Committee considered his extensive financial and investment experience.

C. James Prieur, 59, has been chief executive officer and a director since September 2006. Before joining Conseco, Mr. Prieur had been with Sun Life Financial since 1979. He began his career in private placements, then equity and fixed income portfolio management, rising to vice president of investments for Canada in 1988, and then vice president of investments for the U.S. in 1992. In 1997 he was named senior vice president and general manager for all U.S. operations, and became corporate president and chief operating officer in 1999. While at Sun Life, Mr. Prieur managed multiple lines of business, including life, annuities, and health products. He led divisions in the United States, Canada, the United Kingdom and Asia. He is a Chartered Financial Analyst. With respect to Mr. Prieur, the Board and the Governance and Strategy Commiteee considered his experience as chief executive officer of the Company and his extensive insurance industry, investment and executive management experience.

Neal C. Schneider, 66, joined our board of directors in September 2003. Mr. Schneider served from 2003 until 2010 as the non-executive chairman of the board of PMA Capital Corporation, whose subsidiaries provide insurance products, including workers’ compensation and other commercial property and casualty lines of insurance, as well as fee-based services. He also served on the executive, audit and governance committees for PMA Capital. Until his retirement in 2000, Mr. Schneider spent 34 years with Arthur Andersen & Co., including service as partner in charge of the Worldwide Insurance Industry Practice and the North American Financial Service Practice. Between 2000 and 2002, he was an independent consultant and between 2002 and 2003, Mr. Schneider was a partner of Smart and Associates, LLP, a business advisory and accounting firm. Mr. Schneider has been a certified public accountant since 1970. With respect to Mr. Schneider, the Board and the Governance and Strategy Commiteee considered his extensive knowledge and experience in accounting and financial matters, particularly with respect to insurance companies.

Frederick J. Sievert, 63, has been nominated to join the Board, effective at the Annual Meeting. Mr. Sievert is the retired President of New York Life Insurance Company, having served in that position from 2002 through 2007. Mr. Sievert shared responsibility for overall company management in the Office of the Chairman, from 2004 until his retirement in 2007. Mr. Sievert joined New York Life in 1992 as senior vice president and chief financial officer. In 1995 he was promoted to executive vice president and was elected to the New York Life board of directors in 1996. Prior to joining New York Life, Mr. Sievert was a senior vice president for Royal Maccabees Life Insurance Company, a subsidiary of the Royal Insurance Group of London, England. Mr. Sievert is a Fellow of the Society of Actuaries. He has been a director of Reinsurance Group of America, Incorporated since 2010. With respect to Mr. Sievert, the Board and the Governance and Strategy Commiteee considered his extensive insurance, actuarial and executive management experience.

Michael T. Tokarz, 61, joined our board of directors in September 2003. Mr. Tokarz is the chairman of MVC Capital, Inc. (a registered investment company). In addition, he has been a managing member of the Tokarz Group, LLC (venture capital investments) since 2002. He was a general partner with Kohlberg Kravis Roberts & Co. from 1985 until he retired in 2002. He is a senior investment professional with over 30 years of lending and investment experience including diverse leveraged buyouts, financings, restructurings and dispositions. Mr. Tokarz has served on the boards of publicly traded companies for over 20 years and during the last five years has served as a director of Dakota Growers Pasta Companies, Inc. (2004–2010), MVC Capital, Inc. (2004–present), Mueller Water Products, Inc. (2006–present), Idex Corporation (1987–present) Walter Energy, Inc. (2006–present) and Walter Investment Management Corp. (2009–present). Mr. Tokarz is a certified public accountant. With respect to Mr. Tokarz, the Board and the Governance and Strategy Commiteee considered his extensive knowledge and executive management experience in banking and finance, investments and corporate governance.

John G. Turner, 71, joined our board of directors in September 2003. He launched Hillcrest Capital Partners, a private equity investment firm, in 2002 and has been its chairman since that date. During his 50-year career in the insurance industry, Mr. Turner served as chairman and chief executive officer of Reliastar Financial Corp. from 1991 until it was acquired by ING in 2000. After the acquisition, he became vice chairman and a member of the executive committee of ING Americas until his retirement in 2002. Mr. Turner has served as a director of Hormel Foods Corporation since 2000 and currently is Lead Director and serves on its Compensation Committee and its Governance Committee. From 1999 to 2005, he served as a director of Shopko Stores, Inc. and from 2000 to 2007 he served as a director of ING funds. Mr. Turner is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. With respect to Mr. Turner, the Board and the Governance and Strategy Commiteee considered his extensive insurance industry, executive management, investment management, actuarial and regulatory experience.

Voting for Directors

In an uncontested election, any incumbent director who fails to receive a majority of the votes cast shall offer to tender his or her resignation to the Board of Directors. In such event, the Governance and Strategy Committee will consider the offer and make a recommendation to the Board of Directors whether to accept or reject the resignation. The Board of Directors will publicly disclose its decision and rationale within 90 days from the certification of the election results.

Recommendation of your Board of Directors

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE COMPANY’S DIRECTOR NOMINEES LISTED ABOVE.

Board Committees

Audit and Enterprise Risk Committee. The Audit and Enterprise Risk Committee’s functions, among others, are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by the independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; review and monitor the Company’s compliance with legal and regulatory requirements; and discuss with management and the independent accountants our draft annual and quarterly financial statements and key accounting and/or reporting matters. The Audit and Enterprise Risk Committee currently consists of Mr. Schneider, Mr. Long, Mr. Turner and Mr. Zwiener, with Mr. Schneider serving as chairman of the committee. Based on his 34 years with Arthur Andersen & Co., including service as partner in charge of the Worldwide Insurance Industry Practice and the North American Financial Services Practice, Mr. Schneider qualifies as an “audit committee financial expert,” as defined under Securities and Exchange Commission rules promulgated under the Sarbanes-Oxley Act. All current members of the Audit and Enterprise Risk Committee are “independent” within the meaning of the regulations adopted by the Securities and Exchange Commission and the listing requirements adopted by the New York Stock Exchange regarding audit committee membership. The current members also satisfy the financial literacy qualifications of the New York Stock Exchange listing standards. The committee met on 12 occasions in 2010. A copy of the Audit and Enterprise Risk Committee’s charter is available on our website at www.CNOinc.com.

Governance and Strategy Committee. The Governance and Strategy Committee is responsible for, among other things, establishing criteria for board membership; considering, recommending and recruiting candidates to fill new positions on the board; reviewing candidates recommended by shareholders; considering questions of possible conflicts of interest involving board members, executive officers and key employees; and considering corporate strategy including significant acquisitions or divestitures. It is also responsible for developing principles of corporate governance and recommending them to the Board for its approval and adoption, and reviewing periodically these principles of corporate governance to insure that they remain relevant and are being complied with. The Governance and Strategy Committee currently consists of Mr. Tokarz, Ms. Perry and Mr. Schneider, with Mr. Tokarz serving as chairman of the committee. All current members of the Governance and Strategy Committee are “independent” within the meaning of the listing requirements adopted by the New York Stock Exchange regarding nominating committee membership. The committee held three meetings during 2010. A copy of the Governance and Strategy Committee’s charter is available on our website at www.CNOinc.com.

Human Resources and Compensation Committee. The Human Resources and Compensation Committee is responsible for, among other things, approving overall compensation policy; recommending to the board the compensation of the chief executive officer and other senior officers; and reviewing and administering our incentive compensation and equity award plans. The report of the Human Resources and Compensation Committee appears on page 31 of this Proxy Statement. The Human Resources and Compensation Committee currently consists of Ms. Perry, Ms. James and Mr. Tokarz, with Ms. Perry serving as committee chair. It is anticipated that Mr. Turner will chair the Human Resources and Compensation Committee after the Annual Meeting. All current members of the Human Resources and Compensation Committee, as well as Mr. Turner, are “independent” within the meaning of the listing requirements adopted by the New York Stock Exchange regarding compensation committee membership and qualify as “non-employee” directors for purposes of Rule 16b-3 of the Securities Exchange Act of 1934 and as “outside directors” for purposes of Section 162(m) of the

Internal Revenue Code. The committee met on five occasions in 2010. A copy of the Human Resources and Compensation Committee’s charter is available on our website at www.CNOinc.com.

Investment Committee. The Investment Committee is responsible for, among other things, reviewing investment policies, strategies and programs; reviewing the procedures which the Company utilizes in determining that funds are invested in accordance with policies and limits approved by it; and reviewing the quality and performance of our investment portfolios and the alignment of asset duration to liabilities. The Investment Committee currently consists of Mr. Prieur, Mr. Long, Mr. Murphy, Ms. Perry, Mr. Turner and Mr. Zwiener, with Mr. Turner serving as chairman of the committee. It is anticipated that Mr. Long will chair the Investment Committee after the Annual Meeting. The committee met on six occasions in 2010. A copy of the Investment Committee’s charter is available on our website at www.CNOinc.com.

Executive Committee. Subject to the requirements of applicable law, including our certificate of incorporation and bylaws, the Executive Committee is responsible for exercising, as necessary, the authority of the board of directors in the management of our business affairs during intervals between board meetings. The Executive Committee currently consists of Mr. Hilliard, Mr. Prieur and Mr. Turner, with Mr. Turner serving as chairman of the committee. A copy of the Executive Committee’s charter is available on our website at www.CNOinc.com.

Director Compensation

Our non-employee directors currently receive an annual cash retainer of $70,000, with the exception of Mr. Murphy who has declined any director fees. Our Non-Executive Chairman receives a fee equal to 175% of the base cash fees and equity awards paid to the other non-employee directors. The chairs of the Audit and Enterprise Risk Committee and the Human Resources and Compensation Committee each currently receive an additional annual cash fee of $30,000, and directors who chair one of our other board committees receive an additional annual cash fee of $20,000. Each member of the Audit and Enterprise Risk Committee (including the chairman) receives an additional annual cash retainer of $15,000. Cash fees are paid quarterly in advance. In addition to the cash payments, our non-employee directors have received $70,000 in annual equity awards, which vest immediately upon grant. The amount of fees paid to our non-employee directors has not changed since it was first set in 2003, except for a $10,000 increase implemented in 2007 in the additional fee paid to the chair of the Human Resources and Compensation Committee. The Governance and Strategy Committee has recommended that the base annual fee paid to directors be increased by $10,000, effective at the Annual Meeting. The Board’s policy is to review and set the compensation of the non-employee directors each year at the annual Board meeting and to make equity awards to those directors at that time. Directors are reimbursed for out-of-pocket expenses, including first-class airfare, incurred in connection with the performance of their responsibilities as directors. The compensation paid in 2010 to our non-employee directors is summarized in the table below:

DIRECTOR COMPENSATION IN 2010

Name	Fees earned or paid in cash(1)	Stock awards(2)	Total
R. Glenn Hilliard	$122,500	$122,499	$244,999
Donna A. James	70,000	69,999	139,999
R. Keith Long	85,000	69,999	154,999
Charles W. Murphy	0	0	0
Debra J. Perry	100,000	69,999	169,999
Neal C. Schneider	115,000	69,999	184,999
Michael T. Tokarz	90,000	69,999	159,999
John G. Turner	105,000	69,999	174,999
David K. Zwiener	75,659	69,999	145,658

(1)	This column represents the amount of cash compensation paid in 2010 for Board service, for service as Non-Executive Chairman, for service on the Audit and Enterprise Risk Committee and for chairing a committee.

(2)	The amounts in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) and represent the grant date fair values for shares of common stock awarded on May 11, 2010. Mr. Hilliard received an award of 20,181 shares of common stock on that date and each of the other listed directors (other than Mr. Murphy) received an award of 11,532 shares of common stock. These awards vested immediately upon grant.

The directors had the following number of options outstanding at December 31, 2010 — Mr. Hilliard (755,000); Ms. Perry (15,400), Mr. Schneider (15,400), Mr. Tokarz (15,400) and Mr. Turner (15,400). The average exercise price for the options held by the directors is $19.12.

Board Leadership Structure

CNO has a non-executive, independent director, who serves as Chairman of the Board. Mr. Hilliard, who is not seeking re-election, currently serves in that capacity. It is anticipated that Mr. Schneider will serve in that capacity after the Annual Meeting. The Board believes that its leadership structure, with a non-executive chairman position separate from the chief executive officer, provides appropriate, independent oversight of management and the Company. The non-executive chairman of the board (1) presides at all meetings of the Board and shareholders; (2) presides during regularly held sessions with only the independent directors; (3) encourages and facilitates active participation of all directors; (4) develops the calendar of and agendas for board meetings in consultation with the chief executive officer and other members of the Board; (5) determines, in consultation with the chief executive officer, the information that should be provided to the Board in advance of the meeting; and (6) performs any other duties requested by the other members of the Board.

As discussed below, all members of our Board are independent other than C. James Prieur, our chief executive officer. As CEO, Mr. Prieur, subject to the direction of the Board, is in charge of the business and affairs of CNO and is our chief policy making officer. Our Board and its committees play an active role in overseeing the Company’s business. They bring a broad range of leadership, business and professional experience to the Board and actively participate in Board discussions. The Board believes that having a non-executive chairman and a Board comprised almost entirely of independent, non-employee directors best serves the interests of our shareholders and the Company.

Board Meetings and Attendance

During 2010, the Board met on 11 occasions. Each director attended at least 75% of the meetings of the Board and Board committees on which they served. The independent directors regularly meet in executive session without the chief executive officer or any other member of management. The non-executive chairman presides at such executive sessions.

In addition, CNO has a policy that all directors attend the annual meeting of shareholders. All of our directors attended the annual meeting of shareholders held in 2010.

Director Independence

The Board annually determines the independence of directors based on a review by the directors. Although the Board has not adopted categorical standards of materiality for independence purposes, no director is considered independent unless the Board has determined that he or she has no material relationship with CNO, either directly or as an officer, shareholder or partner of an organization that has a material relationship with

CNO. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board considers the New York Stock Exchange guidelines in making its determination regarding independence and the materiality of any relationships with CNO. Under the NYSE corporate governance standards, a director is not independent if he or she has been an employee or executive officer of the Company within the last three years. The Board has determined that all current directors other than Mr. Prieur are independent and has determined that Mr. Greving and Mr. Sievert are also independent.

Board’s Role in Risk Oversight

Enterprise risk management is integral to our business. The Board is responsible for overseeing the Company’s risk profile and management’s processes for managing risk. The oversight of certain risks, including those relating to the Company’s capital structure and capital management is done by the full Board. The Board has delegated primary responsibility for many aspects of the Board’s risk oversight to the Audit and Enterprise Risk Committee. The Audit and Enterprise Risk Committee receives reports at its meetings and oversees management’s processes for managing enterprise risk, including the risk management process associated with financial controls, insurance reserves, legal, regulatory and compliance risks, and the overall risk management structure, process and function. Other Board committees oversee risk management related to specific functions. The Investment Committee oversees investment and asset-liability management risk. The Human Resources and Compensation Committee oversees risks associated with our compensation programs so that incentives are not provided for inappropriate risk taking, as further discussed below.

Our leadership strongly supports an active and engaged risk management process. CNO has established an enterprise risk-management committee comprised of senior management from business units and functions throughout the Company. This enterprise risk management committee meets at least once each month and is co-chaired by the chief executive officer and the chief financial officer. The Company has a vice president whose full time responsibilities are the coordination of enterprise risk management activities. Reports on different aspects of the Company’s enterprise risk management are provided to the Board, to the Audit and Enterprise Risk Committee and other Board committees, as appropriate, on a regular basis.

As part of its risk oversight responsibilities, the Board and its committees review policies and processes that senior management uses to manage the Company’s risk exposure. In doing so, the Board and its committees review the Company’s overall risk function and senior management’s establishment of appropriate systems and processes for managing insurance risk, interest rate and asset-liability management risk, credit and counterparty risk, liquidity risk, operational risk and reputational risk.

Relationship of Compensation Policies and Practices to Risk Management

The Human Resources and Compensation Committee has reviewed our compensation programs and believes that they do not incentivize inappropriate risk taking that could lead to a material adverse impact on the Company. Our incentive plans include multiple performance measures, most of which are financial in nature, and are designed to hold employees accountable for sustained improvement in the core operating performance of the Company. We structure our pay to include both fixed and variable compensation and our variable compensation is capped at no more than two times the target opportunities. In addition, our officers’ compensation aligns them with shareholder interests through equity-based awards with multiple year vesting.

Approval of Related Party Transactions

Transactions and agreements with related persons (directors and executive officers or members of their immediate families or shareholders owning five percent or more of the Company’s outstanding stock) that meet the minimum threshold for disclosure in the proxy statement under applicable SEC rules (generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) must be approved by the board of directors or a committee comprised solely of independent directors.

In considering the transaction or agreement, the board or committee will consider all relevant factors including the business reason for the transaction, available alternatives on comparable terms, actual or apparent conflicts of interest and the overall fairness of the transaction to the Company. Any proposed transactions that might be considered a related person transaction are to be raised with the Chairman of the Board or the Chairman of the Governance and Strategy Committee. They will jointly determine whether the proposed transaction should be considered by the full board (recusing any directors with conflicts) or by a board committee of independent directors. Related person transactions are to be approved in advance whenever practicable, but if not approved in advance are to be ratified (if the board or committee considers it appropriate to do so) as soon as practicable after the transaction.

Various Company policies and procedures, including the Code of Business Conduct and Ethics and annual questionnaires completed by all company directors, officers and employees, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Any related person transactions that are identified under these additional policies and procedures are to be considered under the process described above.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees regarding their obligations in the conduct of the Company’s affairs. A copy of the Code of Business Conduct and Ethics is available on our website at www.CNOinc.com. Within the time period specified by the SEC and the New York Stock Exchange, we will post on our website any amendment to our Code of Business Conduct and Ethics and any waiver applicable to our principal executive officer, principal financial officer or principal accounting officer.

Corporate Governance Guidelines

CNO is committed to best practices in corporate governance. Upon the recommendation of the Governance and Strategy Committee, the Company adopted a set of Board Governance Operating Guidelines. A copy of the CNO Board Governance Operating Guidelines is available on our website at www.CNOinc.com.

Director Stock Ownership Guidelines

The Board has adopted guidelines regarding ownership of CNO common stock by the directors. These guidelines provide for each director to own shares of common stock with a value of at least three times their annual base cash compensation, and directors are given five years from the date of their initial election to reach that level of ownership. Based on the current base cash compensation for directors of $70,000 per year, the ownership guidelines call for each director to own shares with a value of at least $210,000. As of March 14, 2011, all directors who have served on the board for at least five years met these stock ownership guidelines.

Succession Planning

The Board is actively involved with the Company’s talent management process. Annually, the Board reviews the Company’s leadership team, which includes a detailed discussion of succession plans for the chief executive officer and other members of executive and senior management. In addition, the Board regularly discusses the Company’s plans for talent development, with a focus on high potential individuals who are in the position to make the most significant contributions to the Company and to serve as its future leaders.

Communications with Directors

Shareholders and other interested parties wishing to communicate directly with CNO’s board of directors or any one or more individual members (including the presiding director or the non-management directors as a group) are welcome to do so by writing to the CNO Corporate Secretary, 11825 North Pennsylvania Street,

Carmel, Indiana, 46032. The Corporate Secretary will forward any communications to the director or directors specified by the shareholder or other interested party.

Compensation Committee Interlocks and Insider Participation

Ms. James, Mr. Tokarz and Ms. Perry served on the Human Resources and Compensation Committee throughout 2010 and Mr. Hilliard served until April 30, 2010. None of the current members of the Human Resources and Compensation Committee is or has been one of our officers or employees. None of our executive officers serves, or served during 2010, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Human Resources and Compensation Committee.

Copies of Corporate Documents

In addition to being available on our website at www.CNOinc.com, we will provide to any person, without charge, a printed copy of our committee charters, Code of Ethics and Board of Governance Operating Guidelines upon request to CNO Investor Relations, 11825 N. Pennsylvania Street, Carmel, Indiana 46032; telephone (317) 817-2893 or email ir@CNOinc.com.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

CNO Financial Group, Inc. is a Fortune 1000 insurance holding company, with more than $4 billion in annual revenues. CNO’s insurance companies are leading providers of supplemental health insurance, life insurance and annuities to middle-market Americans.

CNO delivered a strong year of financial performance in 2010. Operating income was up 11% over the previous year, driven in part by strong investment portfolio performance. The consolidated statutory risk-based capital ratio of our insurance subsidiaries increased 23 percentage points to 332%, and book value per common share, excluding accumulated other comprehensive income (loss), increased to $16.28 from $15.14. 2010 also saw our stock price increase by 35%. In December of 2010, we completed a comprehensive refinancing of our debt, which strengthened our capital structure and significantly lengthened the maturity of our debt, resulting in increased financial flexibility.

CNO’s “Fix, Focus and Grow” approach continued to focus on:

•	Refining our product mix to better meet our customers’ needs and enhance our long-term profitability;

•	Strengthening our capital position and improving financial flexibility;

•	Maximizing return on our investment portfolio subject to appropriate risk assessment;

•	Implementing improvements in operational efficiency while reducing the expenses associated with the underlying cost structure; and

•	Incentivizing and developing our management team to ensure that we retain the executive talent needed to achieve our strategic objectives.

We highlight below a number of key actions and decisions with respect to our executive compensation programs taken in 2010 to support our compensation objectives.

Summary of Key Actions, Decisions and Results in 2010

•	No merit (base salary) increases for the vast majority of executives (vice president level and above), including the Named Executive Officers: Due to the continued uncertainty of the economic climate, as well as general market trends, the Human Resources and Compensation Committee (the “Committee”) decided not to award base salary increases to most executives in 2010.

•	Utilized a one-time restricted stock grant to enhance retention of key executive talent: In light of the decision not to provide merit increases for the second year in a row to most executives in 2010, certain executive officers, including four Named Executive Officers, were granted restricted shares in 2010 as a special retention measure and to reward individual performance.

•	Metrics for Annual Cash Incentive Plan reauthorized by shareholders: Certain changes were adopted for the 2010 Pay for Performance plan (“P4P”), including the re-authorization of performance metrics by shareholders in order to ensure compliance with Section 162(m) of the Internal Revenue Code.

•	Strong 2010 P4P results: Driven by strong financial results of the Company and our operating segments, P4P payouts ranged from 95% to 193% of target for the Named Executive Officers.

•	Introduced restricted shares (R-Shares) as part of the annual equity grant: In previous years, the only components of our annual equity grant were stock options and Performance Shares (P-Shares). For the 2010 equity grant, we provided restricted shares in addition to stock options and P-Shares. The addition of restricted shares in the annual equity grant was intended to promote retention and to balance the mix of our equity vehicles; however, the performance-related vehicles (stock options and P-Shares) still constitute a majority of the annual equity grant.

•	2008-2010 P-Shares not earned: At the end of the performance period (December 31, 2010), the performance goals for the 2008-2010 P-Share grant were not achieved. Accordingly, no P-Shares vested from this grant.

•	CEO grant in 2010 represented a premium to the market median: The value of the annual equity grant made to our Chief Executive Officer in 2010 included a premium over the market median to reward his performance and leadership in delivering on our business objectives and strengthening our capital position at the end of 2009.

These key actions and decisions resulted in the following compensation for our Named Executive Officers:

NEO Compensation Resulting from Key 2010 Actions and Decisions

Named Executive Officer	Base Salary	Merit (Base Salary) Increase		Merit/ Retention Award(1)	New Base Salary	2010 P4P(2)	LTI Award Value(3)
James Prieur, Chief Executive Officer	$900,000	0%		$0	$900,000	$1,665,947	$4,139,369
Edward Bonach, Chief Financial Officer	$472,500	8	%(4)	$19,880	$510,000	$746,710	$1,075,267
Eric Johnson, President — 40|86 Advisors	$500,000	0%		$14,910	$500,000	$968,117	$691,796
Scott Perry, President — Bankers Life & Casualty	$441,324	0%		$19,880	$441,324	$698,624	$1,030,763
Steven Stecher, President — Conseco Insurance Group	$412,000	0%		$17,395	$412,000	$391,626	$898,047

(1)	Provided in the form of restricted shares, expressed here in terms of grant date fair value

(2)	P4P, or “Pay for Performance”, is our annual management cash incentive plan

(3)	Expressed as the grant date fair value of stock options, performance shares and restricted shares

(4)	Mr. Bonach received a base salary increase for leading our Company through an amendment to our senior credit facility and to address internal equity

Summary of Compensation Governance Practices

The Human Resources and Compensation Committee has endeavored to maintain good governance standards in our compensation practices. They include:

•	Adopted Stock Ownership Guidelines: In early Spring of 2011, the Committee approved stock ownership guidelines for the Chief Executive Officer and the senior executive officers who report to him, to be implemented in May 2011.

•	No significant perquisites offered: Our executives participate in broad-based Company-sponsored benefits programs on the same basis as other full-time associates.

•	Change in control agreements are governed by double trigger arrangements: All employment agreements for Named Executive Officers and other senior executives require a termination of employment in addition to a change in control of the Company before change in control benefits are triggered.

•	Separation of Board Chair and Chief Executive Officer positions: We have operated with these roles separated for several years.

•	No supplemental executive retirement programs (SERPs) offered: We do not offer SERPs to our current executives.

•	Independence of executive compensation consultant: The advisor to the Committee does not provide any services to management and had no prior relationship with our Chief Executive Officer or other Named Executive Officers.

•	Independence of Committee Members: In 2010, the Chair of the Board of Directors became a non-voting participant of the Committee in order to satisfy the Committee’s independence requirements.

•	Percent of Variable and Performance-Based Pay: Variable pay comprises a significant portion of Total Direct Compensation for our Named Executive Officers (approximately between 70% and 85%), the majority of which is in long-term incentives (approximately between 40% to 65%).

•	Continued to utilize a “Governor” in the Annual Incentive Plan: In 2010, we continued a policy which limits incentive payments on non-income-related metrics when we do not achieve overall threshold operating earnings.

•	Strengthened Clawback Rights: In 2010, we strengthened clawback provisions in our P4P plan to include recapture rights of any incentive amount paid or vested in the event that the Committee determines that the achievement of performance goals was based on incorrect data.

•	Assessing level of risk: The Committee annually assesses the level of risk associated with our incentive plans.

•	Ongoing succession planning: The Committee regularly engages throughout the year in in-depth discussions regarding succession planning and talent development of our executives.

Philosophy, Objectives and Role of Human Resources and Compensation Committee

Philosophy

The Human Resources and Compensation Committee, which is comprised solely of independent, non-employee Directors, has developed a philosophy and a comprehensive compensation and benefits strategy to reward overall and individual performance that drives long-term success for our shareholders.

Our underlying compensation philosophy consists of the following guiding principles:

•	Pay for Performance: Rewards will vary based on overall, business segment and individual performance.

•	Target Total Rewards Position: The overall rewards will be competitive by targeting compensation at approximately the median of the relevant comparator group with competitive 75th percentile compensation for achieving superior performance.

•	Relevant Comparator Group: The relevant comparator group (in this case, the participant companies in the Towers Watson surveys indicated below) will primarily be the insurance/financial services industry and general industry where appropriate, taking both national and geographical differences into consideration.

Pay for Performance Objectives

The Committee strives to provide a clear reward program that allows us to attract, incentivize and retain seasoned executive talent with the significant industry experience required to continue to improve our performance and build long-term shareholder value. To achieve this, our programs are designed to:

•	Reward sustainable operational and productivity improvements. This means that (1) we set performance goals under our P4P plan at levels that represent targeted performance levels for key financial metrics and (2) we set multi-year performance goals for our P-Share (performance share) awards;

•	Align the interests of our executives with those of our shareholders by rewarding shareholder value creation;

•	Integrate with the Company-wide annual performance management program of goal setting and formal evaluation;

•	Provide for discretion to make adjustments and modifications based upon how well individual associates meet our performance standards for expected achievement of business results, as well as upholding our values and critical behaviors; and

•	Offer the opportunity to earn above-market compensation when overall and individual performances exceed expectations.

Target Total Rewards and Selection of the Comparator Groups

In setting target executive compensation opportunities, our Committee looks at Total Annual Cash (which is comprised of base salary and target incentives) and Total Direct Compensation (which is the sum of Total Annual Cash and long-term incentives). Our long-term incentives may include annual stock option awards as well as restricted shares and P-Share awards. The Committee intends to compensate our executives at approximately the 50th percentile (meaning within a range of +/- 15% of the 50th percentile dollar value) for total compensation, for the achievement of target performance, with additional compensation opportunities for the achievement of superior results. Below target performance results in compensation below target levels.

The Committee assesses “competitive market” compensation annually using a number of sources. At the recommendation of the independent compensation consultant, the Committee elected to use the Towers Watson Financial Services Survey as the primary data source in setting competitive market levels for four of our Named Executive Officers in 2010. For the President of 40|86 Advisors, Inc., the Committee used the Life Office Management Association (LOMA) Executive Survey, conducted by Towers Watson.

Survey Participants

2010 Towers Watson Financial Services Executive Survey	2010 Towers Watson LOMA Executive Survey
American Family Insurance	American Family Insurance
American United Life	Blue Shield of California
Aviva	COUNTRY Financial
CIGNA	CUNA Mutual Group
Great West Life Annuity	Erie Insurance Group
Guardian Life	Farmers Insurance Group
Munich Re Group	FBL Financial Group, Inc.
Phoenix Companies	Fidelity Investments
Progressive Corporation	Great American Insurance
Protective Life	Legal & General America
RGA Reinsurance Group	Modern Woodmen of America
Securian Financial Group	Mutual of Omaha
Security Benefit Group	National Life Group
Sun Life Financial	National Western Life Insurance Co.
United Health	Ohio National Financial Services
Unum Group	OneAmerica Financial Partners, Inc.
WellPoint	Reinsurance Group of America
Willis Group Holdings	Securian Financial Group
Southern Farm Bureau Life Insurance Co.
StanCorp Financial Group
Texas County & District Retirement System
UNIFI Companies
Woodmen of the World

Although aggregate pay levels are generally consistent with our compensation philosophy, it is possible that pay levels for specific individuals may be above or below the targeted competitive benchmark levels based on a number of factors, including each individual’s role and responsibilities within our Company, the individual’s experience and expertise, the pay levels for peers within the Company, the pay levels for similar job functions in the marketplace, the individual’s business segment, and our Company as a whole. The Committee is responsible for approving all compensation programs for our senior executive officers. In determining executive compensation, the Committee considers all forms of compensation and benefits, and uses appropriate tools — such as tally sheets and market studies — to review the value delivered to each executive through each component of compensation.

Tally sheets provide a vehicle for the Committee to examine external market practices and compare them to our internal evaluations and decisions. Our tally sheets capture and report:

•	Competitive external market data on a base salary, Total Annual Cash and Total Direct Compensation basis;

•	Individual Total Annual Cash compensation including annual salary, target bonus opportunity, and actual bonus paid;

•	Long-term equity grants and their vesting status and current value at a hypothetically established share price; and

•	Employment agreement terms and conditions.

Competitive market data is used as a reference point, and we avoid automatic adjustments based on annual competitive benchmarking data, since we believe a given executive’s compensation should also reflect Company-specific factors such as the relative importance of the role within the organization, the compensation for other positions at the same level, and individual factors such as experience, expertise, individual performance and tenure.

In addition to the objective review of external factors, the Committee also considers internal equity among colleagues when determining executive compensation levels. This means that, although the Committee examines competitive pay data for specific positions, market data is not the sole factor considered in setting pay levels. The Committee also considers factors such as our organizational structure and the relative roles and responsibilities of individuals within that structure. The Committee believes that this approach fosters an environment of cooperation among executives that improves sales growth, profitability and customer satisfaction.

Realized total compensation in any year may be significantly above or below the target compensation levels depending on whether our incentive goals were attained and whether shareholder value was created. In some cases, the amount and structure of compensation results from negotiations with executives at the time they were hired, which may reflect competitive pressures to attract and hire quality executive talent in the insurance industry. To help attract and retain such talent, the Committee also seeks to provide a level of benefits in line with those of comparable publicly traded companies without matching such benefits item by item.

Role of the Human Resources and Compensation Committee

The Human Resources and Compensation Committee determines the components and amount of compensation for our executive officers and provides overall guidance for our employee compensation policies and programs. In addition, the Committee actively monitors our executive development and succession planning activities related to our senior executives and other members of management. Currently, there are three members of our Board of Directors who sit on the Committee, each of whom is an independent director under the New York Stock Exchange listing requirements, the exchange upon which our stock trades. In addition, two of our other directors (including the Chair of the Board of Directors) are non-voting participants in meetings and discussions of the Committee. From time to time, other Board members may also participate in the Committee’s meetings. In 2010, the Chair of the Board of Directors became a non-voting participant of the Committee in order to satisfy independence requirements of the Human Resources and Compensation Committee. The full Board of Directors receives regular reports of Committee deliberations and decisions and, at least once annually, the full Board reviews the Committee’s written evaluation of the Chief Executive Officer’s performance evaluation and compensation. The Committee’s functions are more fully described in its charter, which has recently been updated and approved by our full Board of Directors and can be found on our website at www.CNOinc.com.

In making executive compensation decisions, the Committee receives advice from its independent compensation consultant, Aon Hewitt. As an independent consultant, any services performed by Aon Hewitt for our Company are at the Committee’s direction and may be terminated without notice by the Committee at any time. Aon Hewitt did not have a prior relationship with the Chief Executive Officer or any of our executive officers at the time the Committee initially engaged Aon Hewitt in October 2008. Other than its services to the Committee, Aon Hewitt does not provide any other services to our management.

Although Aon Hewitt is retained directly by the Committee, Aon Hewitt personnel often interact with our executive officers, specifically the Chief Executive Officer, Executive Vice President of Human Resources, General Counsel and Chief Financial Officer, and their staffs to provide the Committee with relevant compensation and performance data for our executives and the Company. In addition, Aon Hewitt personnel may interact with management to confirm information, identify data questions, and/or exchange ideas.

As requested by the Committee, Aon Hewitt’s services to the Committee in 2010 included:

•	Providing competitive analysis of total compensation components for our senior executive officers, including our Named Executive Officers;

•	Researching competitive and emerging compensation practices;

•	Attending Committee meetings, in person and telephonically;

•	Reviewing and evaluating changes to the executive compensation philosophy and proposed plan changes; and

•  Assisting with the assessment of the risk taking incentives of our compensation plans.

In making its decisions, the Committee collects and considers input from multiple sources. The Committee may ask senior executive officers to attend Committee meetings where executive compensation, overall and individual performance are discussed and evaluated. During these meetings, executives provide insight, suggestions or recommendations regarding executive compensation. Deliberations generally occur with input from Aon Hewitt, members of management and other Board members. However, only the independent voting members of the Committee make decisions regarding executive compensation. In the case of Chief Executive Officer compensation, these decisions are submitted to the full Board for its review and approval.

Compensation Components

Our compensation program is composed of the following components:

•	Base salary

•	Annual cash incentives (P4P)

•	Long-term equity incentives (stock options, P-Shares and restricted shares)

•	Benefits

Table 1 summarizes information about the target level of 2010 Total Annual Cash (TAC) and Total Direct Compensation (TDC) for our Named Executive Officers. This table differs from the Summary Compensation Table in that values generally represent target amounts and equity grants which are part of our normal long-term incentive program for 2010 only. Further discussion about these compensation components can be found later in this section. Each component is discussed with a brief description of the strategy, plan design and plan performance. This table does not reflect the grant date fair values of the special retention restricted share awards, granted in 2010, details of which can be found in the “Special Retention Awards” section of this document.

Table 1 — Summary of Components of TDC in 2010(1)

Named Executive Officer	Base Salary	Target Incentive (% of Salary)	Target Total Annual Cash	Stock Option Value(2)	P-Share Value(2)	R-Share Value(2)	Total LTI Value(2)	TDC(3)
James Prieur, Chief Executive Officer	$900,000	125%	$2,025,000	$2,070,841	$1,034,264	$1,034,264	$4,139,369	$6,164,369
% Change vs. 2009(4)	0.0%		0.0%					108.2%
% of TDC	14.6%		32.9%				67.1%

Edward Bonach, Chief Financial Officer	$510,000 (5)	100%	$1,020,000	$538,171	$268,548	$268,548	$1,075,267	$2,095,267
% Change vs. 2009(4)	7.9%		7.9%					55.8%
% of TDC	24.3%		48.7%				51.3%

Scott Perry, President — Bankers Life & Casualty	$441,324	100%	$882,648	$515,563	$257,600	$257,600	$1,030,763	$1,913,411
% Change vs. 2009(4)	0.0%		0.0%					49.2%
% of TDC	23.1%		46.1%				53.9%

Steven Stecher, President — Conseco Insurance Group	$412,000	100%	$824,000	$447,247	$225,400	$225,400	$898,047	$1,722,047
% Change vs. 2009(4)	0.0%		0.0%					40.7%
% of TDC	23.9%		47.9%				52.1%

Named Executive Officer	Base Salary	Target Incentive (% of Salary)	Target Total Annual Cash	Stock Option Value(2)	P-Share Value(2)	R-Share Value(2)	Total LTI Value(2)	TDC(3)

Eric Johnson, President — 40|86 Advisors	$500,000	100%	$1,000,000	$344,036	$173,880	$173,880	$691,796	$1,691,796
% Change vs. 2009(4)	0.0%		0.0%					24.8%
% of TDC	29.6%		59.1%				40.9%

(1)	Annual Incentive expressed as Target levels, value of equity expressed as grant date fair value

(2)	Represents stock option, performance share and restricted share grant date fair values made during the annual grant; actual value earned will depend on stock price appreciation and achievement of performance metrics at time of vesting; Valuation methodology is discussed later in this document

(3)	TDC includes Target TAC and the value of equity provided at the time of the annual grant

(4)	The mix of equity vehicles was changed from 2009 to include restricted shares in 2010 but overall grant value continued to target the market median

(5)	Base salary reflects a merit increase awarded in late February 2010.

Compensation Mix

As indicated in the Summary of Components of TDC in 2010 (Table 1), the cash components of Target TDC remained at their 2009 levels, except for Mr. Bonach. The dollar value of long-term incentives delivered to all Named Executive Officers increased as compared to 2009, due primarily to an increase in the absolute fair market value on the date of equity grants in 2010 versus 2009. Our Chief Executive Officer received an equity award which was above the market median to reward his performance and leadership in delivering on our business objectives and strengthening our capital position at the end of 2009.

In delivering compensation to our Named Executive Officers, the mix of pay is heavily weighted to variable, performance-based pay (approximately between 70% and 85%) of TDC. Base salary comprised a relatively small portion of TDC (approximately between 15% and 30%) for the Named Executive Officers. The focus of the pay mix on variable pay elements continues to support our objectives of pay for performance and shareholder value creation.

Base Salaries

Strategy

In establishing base salaries, the Committee begins by targeting the 50th percentile of the competitive market and adjusts upwards or downwards as appropriate to reflect each position’s responsibilities and each individual’s experience level, unique skills or competencies. Base salaries generally range from the 25th percentile (for recently promoted employees or those who otherwise lack experience) to the 75th percentile (for high performers with significant industry experience) of the competitive market data. Salaries rarely fall outside this range. Annual reviews of executives’ base salaries consider numerous factors, including:

•	Job responsibilities;

•	Impact on the development and achievement of our strategic initiatives;

•	Competitive labor market pressures;

•	Company performance for the prior 12 months;

•	Individual performance for the prior 12 months, as expressed in the executive’s performance review; and

•	Salaries paid for comparable positions within our relevant comparator group.

No specific weighting of these factors is used. However, given our desire for a performance-based culture, the Committee’s use of discretion generally results in increases for our top performers and little or no increases for average or lower performing employees.

2010 Merit Increases

Based on the continued uncertainty of the economic climate, as well as general trends, the Committee again decided not to award cash base salary increases to most executives in 2010. However, to address retention concerns arising from not providing cash merits for two years in a row, most executives (except our Chief Executive Officer) received a special grant of restricted shares in lieu of a base salary increase (see Table 6: 2010 Special Equity Award for Named Executive Officers). One Named Executive Officer (Mr. Bonach) also received a base salary increase for leading our Company through an amendment to our senior credit facility and to address internal equity.

Annual Cash Incentives

Strategy

Our annual incentive plan, the “Pay for Performance” Plan (P4P), is designed to focus on and reward achievement of annual performance goals. The plan was re-approved by our shareholders in 2010. It is the broadest of our management incentive programs, covering our Named Executive Officers and other key employees. All participants in the P4P plan, including our Named Executive Officers, are assigned target incentive opportunities expressed as a percentage of base salary.

2010 Pay for Performance (P4P) Plan Design

During February 2010, the Committee reviewed the P4P plan design in order to ensure alignment between shareholder and participant interests, to keep senior executives focused on the financial performance of the enterprise, to improve alignment with financial metrics that participants influence and to select operational/business metrics that drive financial success. This review was accomplished by focusing on the selection of appropriate performance metrics and the determination of performance levels which would contribute to financial success. As a result of this review, most performance metrics and weightings remained the same, except that Operating Return on Equity for Conseco Insurance Group (CIG) (Earnings Before Interest and Taxes less CIG’s proportional share of corporate expense and interest on debt, after tax) was eliminated for that business segment. This change was made to recognize the greater impact of creating value through increased operating earnings, rather than managing equity. In addition, net GAAP Investment Income (interest income from fixed investments and dividend income from equity investments, net of expenses), a key measure of income from investments was added for 40|86 Advisors.

Additional metrics which continued to be part of 2010 incentive plans applicable to Named Executive Officers include:

•	Operating Earnings Per Share (EPS), defined as net operating income, after taxes and preferred stock dividends but excluding the impact of realized gains/losses, divided by the basic average number of shares outstanding. The Committee believes Operating EPS is a key measure of our operating performance, is less impacted by the volatility of the market and is directly impacted by management during the calendar year.

•	Combined and Business Segment Earnings Before Interest and Taxes (EBIT), where Combined EBIT is a corporate roll-up of individual business segment EBIT. In the Committee’s view, this metric enhances line of sight for our operating management and increases their focus on improving the longer-term core profitability of our operations.

•	Combined and Business Segment Value of New Business (VNB), which calculates the present value of expected profits from product sales. The selection of VNB is based on the Committee’s desire to have an increased focus on growing the economic value of sales from the most profitable products as opposed to top-line sales.

•	Combined Operating Expense, which is the total amount of expense incurred to operate the business excluding claims costs and benefits paid to policyholders. The selection of this metric represents the Committee’s belief that managing operating expenses contributes to our long-term profitability and operating efficiency.

•	Business Segment Operating ROE, which is net operating income (EBIT less each segment’s proportional share of corporate expenses and interest on debt, after tax) divided by GAAP Equity. This metric represents the Committee’s desire to encourage efficient use of capital at the business segment level.

•	GAAP Yield, which is period investment income (net of expenses), divided by average invested assets for the same period.

Limiting the number of metrics to no more than four for any individual participant enhances the simplicity and effectiveness of the incentive plan. The program is designed to pay above market-median levels when the Company exceeds target performance.

Our plan design rewards a threshold level of financial performance which corresponds to 25% of target payout; target level of performance which provides 100% of target payout; and a maximum level of performance and payout of 200% of target. Any payout between these financial performance goals is determined through straight line interpolation between the appropriate levels of performance. Consistent with our compensation philosophy, target annual incentive levels are established to generate Total Annual Cash compensation at competitive market median levels. Further, in 2010, we continued a policy that the threshold level of performance for combined EBIT must be achieved before there can be any above-target payouts with respect to other financial and operational metrics. This policy limits incentive payments on non-income-related metrics when threshold operating earnings are not achieved by the enterprise.

Although we have a large net operating loss carry-forward (as a result of our emergence from bankruptcy in 2003), the Committee continues to administer the P4P and long-term incentive plans so that payments qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. However, the Committee does reserve the right to make discretionary awards that do not qualify as “performance-based compensation” under Section 162(m) to the extent it deems it necessary or advisable to do so.

Table 2 summarizes the 2010 financial metrics and weightings for our Named Executive Officers under the P4P plan:

Table 2 — Summary of 2010 P4P Metrics and Weightings for Named Executive Officers

Named Executive Officer	Metric — Weighting	Metric — Weighting	Metric — Weighting	Metric — Weighting
James Prieur	Operating EPS — 50%	Combined EBIT — 20%	Combined Operating Expense — 15%	Combined Value of New Business — 15%
Edward Bonach	Operating EPS — 50%	Combined EBIT — 20%	Combined Operating Expense — 15%	Combined Value of New Business — 15%
Scott Perry	Combined EBIT — 40%	Bankers ROE — 20%	Bankers Operating EBIT — 20%	Bankers Value of New Business — 20%

Named Executive Officer	Metric — Weighting	Metric — Weighting	Metric — Weighting	Metric — Weighting
Steven Stecher	Combined EBIT — 40%	CIG Operating EBIT — 40%	CIG Value of New Business — 20%
Eric Johnson	Operating EPS — 50%	GAAP Yield — 25%	GAAP Investment Income — 25%

Table 2A provides a summary of 2010 performance targets for our Named Executive Officers under the P4P plan.

Table 2A — Summary of 2010 P4P Performance Targets and Actual Results for Named Executive Officers

	Performance Targets
Metric	Threshold		Target		Maximum		YE Actual Results
Corporate
Operating EPS	$0.57		$0.62		$0.70		$0.72
Combined EBIT	$265.0	MM	$324.2	MM	$385.0	MM	$360.9	MM
Combined Operating Expense	$591.5	MM	$563.3	MM	$535.1	MM	$583.4	MM
Combined Value of New Business	$68.9	MM	$76.5	MM	$84.2	MM	$72.4	MM

Bankers Life & Casualty
ROE	7.4%		8.2%		10.3%		10.8%
Operating EBIT	$203.4	MM	$226.0	MM	$282.5	MM	$284.0	MM
Value of New Business	$43.2	MM	$50.8	MM	$58.4	MM	$47.8	MM

Conseco Insurance Group
Operating EBIT	$92.8	MM	$116.1	MM	$139.3	MM	$93.1	MM
Value of New Business	$11.4	MM	$12.7	MM	$14.6	MM	$12.7	MM

40|86 Advisors
GAAP Yield	5.7%		5.8%		6.0%		5.95%
GAAP Investment Income	$1,151.4	MM	$1,212.0	MM	$1,272.6	MM	$1279.1	MM

Table 3 provides the threshold, target and maximum payouts for each of our Named Executive Officers under the P4P plan.

Table 3 — Summary of 2010 P4P Opportunities for Named Executive Officers(1)

Named Executive Officer	Threshold Payout (as % of Salary)	Target Payout (as % of Salary)	Maximum Payout (as % of Salary)
James Prieur(1)	31.25%	125%	250%
Edward Bonach	25%	100%	200%
Scott Perry	25%	100%	200%
Steven Stecher	25%	100%	200%
Eric Johnson	25%	100%	200%

(1)	Mr. Prieur’s opportunity is higher to reflect competitive norms for the Chief Executive Officer position.

2010 P4P Plan Performance

As reported, financial results yielded aggregate performance ranging from 95% to 193% of target for Named Executive Officers. All P4P metric results achieved the threshold level of performance, with the majority of them achieving more than the target level of performance.

Table 4 summarizes actual bonuses earned in 2010 by our Named Executive Officers pursuant to our P4P plan.

Table 4–2010 P4P Actual Bonuses

Named Executive Officer	Amount
James Prieur	$1,665,947
Edward Bonach	$746,710
Eric Johnson	$968,117
Scott Perry	$698,624
Steven Stecher	$391,626

Long-Term Equity Incentives

Design and Strategy

The Committee uses long-term equity incentives to balance the short-term focus of the P4P program by tying rewards to performance achieved over multi-year periods. Under the Amended and Restated Long-Term Incentive Plan, the Committee may grant a variety of long-term incentive awards, including stock options, stock appreciation rights, restricted stock or restricted stock units, and performance shares or units, settled in cash or stock. We use stock options (or other appreciation rights), performance shares, and restricted shares as our long-term compensation vehicles.

To focus executives’ efforts on longer-term results, we have historically granted awards of stock options that vest over three to four years and performance shares and restricted stock awards that are eligible for vesting after no less than two years. Recent stock option grants vest in equal installments in the second and third years from the anniversary date of grant, and performance shares are measured over a three-year performance period at which time they will vest only if the financial goals have been achieved. Unless otherwise noted, grants to our Named Executive Officers have vesting schedules identical to those for other executives. To vest in long-term equity incentive awards, employees must generally continue to work for us through the vesting dates.

Our current granting process involves developing long-term incentive grant values (by position level) for groups of executives, including our Named Executive Officers. Within these general grant guidelines, individual awards may be adjusted up or down to reflect the performance of the executive and his or her potential to contribute to the success of our initiatives to create shareholder value, as well as other individual considerations. The Committee also assesses aggregate share usage and dilution levels in comparison to general industry norms. Through this method, the Committee believes it is mindful of total cost, remains competitive within the market, promotes internal equity and reinforces our philosophy of pay for performance.

The Committee reviews and approves individual grants for the Named Executive Officers as well as all stock option, performance share (P-Share) and restricted share (R-Share) grants made to other executives under the purview of the Committee. Annual grants are reviewed and approved at the Committee’s scheduled meeting at approximately the same time each year and may be granted only with an exercise price at or above the closing market price of our common stock on the date of grant (Fair Market Value). Interim or off-cycle grants are reviewed and approved by the Committee and granted at the closing market price of our common stock on the date of approval for executives under the purview of the Committee. Following the May 2009 shareholder approval of additional shares issuable under our Amended and Restated Long-Term Incentive Plan, the Committee authorized the Chief Executive Officer to utilize a designated number of shares, the Chief Executive Officer equity pool, to grant equity awards to non-Section 16 executives to reward, motivate and/or retain such employees, as deemed necessary by management. These grants must be made by the Chief Executive Officer and are generally made effective the last trading day of the month. Administration of all equity awards is managed by our Human Resources Department, and all such awards are periodically reviewed by the Committee.

In past years, we delivered stock option grants to approximate the 50th percentile of the relevant comparator group and P-Shares, if earned, to approximate the 75th percentile of the relevant comparator group. In 2010, as in 2009, the Committee decided that Total Direct Compensation, comprised of base salary, target annual cash incentives and target long-term equity incentive awards, should approximate the median of our relevant comparator group.

Equity Grants in 2010

The Committee established the annual target for all long-term equity incentive grants based on competitive market data. The approach was intended to deliver median Total Direct Compensation using a combination of stock options, R-Shares and P-Shares. In 2010, the Committee reinstated its normal practice of using a 30-day average of our stock price to calculate the number of shares granted to each executive, after deviating from this practice in 2009 in light of the extreme volatility in our share price, and the very low absolute price of the stock in early 2009. We continued to use a Black-Scholes valuation model as in previous years to determine option values. The Board adopted the same methodology in computing director compensation.

In 2010, we delivered a dollar value intended to approximate a mix of stock options (50%), R-Shares (25%) and P-Shares (25%). This mix was introduced to address retention concerns and balance the mix of equity vehicles used, although the performance elements (stock options and P-Shares) make up the majority of total long-term equity incentives. The P-Shares vest based on our average Pre-tax Operating Income over the course of the three-year performance period (ending December 31, 2012) and have up-side opportunity of 150% of the target award.

Table 5 shows the annual equity awards granted to our Named Executive Officers in 2010 (excluding the special equity retention awards).

Table 5 — 2010 Annual Equity Grants

	2010 Grant
Named Executive Officer	Stock Options	Restricted Shares	Performance Shares
James Prieur	421,348	160,600	160,600
Grant Date Fair Value:	$2,070,841	$1,034,264	$1,034,264
Edward Bonach	109,500	41,700	41,700
Grant Date Fair Value:	$538,171	$268,548	$268,548
Eric Johnson	70,000	27,000	27,000
Grant Date Fair Value:	$344,036	$173,880	$173,880
Scott Perry	104,900	40,000	40,000
Grant Date Fair Value:	$515,563	$257,600	$257,600
Steven Stecher	91,000	35,000	35,000
Grant Date Fair Value:	$447,247	$225,400	$225,400

Long-Term Incentive Program Performance for Awards Granted Prior to 2010

2008–2010 P-Share Performance

When granting the 2008-2010 P-Shares, the Committee established financial targets which it deemed to be challenging, but achievable based on information available at the time. The metrics associated with this P-Share grant included Operating ROE, which is measured in year three of the performance period, and Total

Shareholder Return (TSR), which is measured relative to a peer group of companies over the entire performance period. At the end of the performance period (December 31, 2010), none of the performance goals indicated above were achieved. Accordingly, no P-Shares vested from this grant.

2009-2011 P-Share Performance Metrics and Targets

P-Share vesting for the 2009-2011 grant is based on the achievement of one-year Operating Return on Equity in year three (2011) of the performance period. We believe that increased Operating Return on Equity is a good measure of fundamental operating improvement in our Company that will drive shareholder value. For the 2009-2011 grant, we intended to deliver compensation at the 50th percentile of the relevant comparator group.

Table 5A shows the opportunities for Named Executive Officers related to P-Share vesting, depending on the level of performance achieved in relation to the associated grant metrics.

Table 5A — P-Share Opportunities for Named Executive Officers in 2010

Named Executive Officer	Threshold (as % of Target Shares)	Target (as % of Target Shares)	Maximum (as % of Target Shares)
James Prieur	25%	100%	150%
Edward Bonach	25%	100%	150%
Scott Perry	25%	100%	150%
Steven Stecher	25%	100%	150%
Eric Johnson	25%	100%	150%

Special Retention Awards

In May 2009, a special cash retention award of $500,000 was granted to Edward Bonach, our Chief Financial Officer. The payment of this award was subject to Mr. Bonach’s continued employment. This award was made to recognize Mr. Bonach’s individual performance, critical skill set, and leadership and to ensure his continued employment through critical milestones during 2010. This award was paid in December 2010.

In March 2010, a special equity award of restricted shares was granted to certain executives. This special award was made for retention purposes in light of the decision to not provide merit increases to executives for two years in a row, as well as lower than target annual incentives paid in previous years. This award will vest ratably over two years from the date of grant. Because Mr. Prieur received an above market equity award in 2010, the Committee felt it was not necessary to provide him with an additional special equity award. Table 6 summarizes these special restricted share awards made to Named Executive Officers in 2010.

Table 6 — 2010 Special Equity Award for Named Executive Officers

Named Executive Officer	Restricted Shares	Value
James Prieur	0	$0
Edward Bonach	4,000	$19,880
Scott Perry	4,000	$19,880
Steven Stecher	3,500	$17,395
Eric Johnson	3,000	$14,910

Other Benefits

Our Named Executive Officers are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full-time employees. These include our health and welfare benefits, such as our medical/dental plans, disability plans and life insurance. We do not offer any supplemental executive health and welfare programs. Executives may also participate in our 401(k) Plan. During 2006, the Committee approved the adoption of a non-qualified deferred compensation plan. This plan is primarily intended as a “restoration” plan, giving participants the ability to defer their own compensation above the Internal Revenue Service limits imposed on the 401(k) Plan. At present, we do not make regular contributions to the non-qualified deferred compensation plan in addition to the amounts contributed by our executives.

Compensation of Chief Executive Officer

Mr. Prieur’s base salary, target incentive, and equity compensation awards for fiscal 2010 were determined in accordance with the compensation philosophy described above, including the policy of targeting our compensation within our “competitive market” as described above. In setting his salary, target incentive and equity compensation, the Committee relied on market competitive pay data and the strong belief that the Chief Executive Officer significantly and directly influences our overall performance.

Based on the competitive placement of his base salary relative to his peers in the market, Mr. Prieur did not receive a base salary increase or change to his target annual incentive opportunity in 2010. Through the delivery of equity, the Committee strengthened the alignment of Mr. Prieur’s compensation with the interests of our shareholders.

Based on the achievement of Operating EPS at $0.72 per share, Combined EBIT of $360.9 million, Combined VNB of $72.4 million and Combined Operating Expense of $583.4 million, Mr. Prieur’s incentive payment for 2010 was calculated at $1,665,947. In addition, the Board awarded Mr. Prieur an annual equity grant that was above the market median in recognition for his performance and leadership in delivering on our business objectives and strengthening our capital position at the end of 2009.

Mr. Prieur also demonstrates the alignment of his interests with those of our shareholders by personally holding 1,017,687 shares of our stock.

Additional Information

Clawback Rights

Our Amended and Restated Long-Term Incentive Plan contains a clawback provision relating to our long-term equity awards: stock options, P-Shares and restricted shares. Under this clawback provision, if our financial statements are required to be restated as a result of errors, omissions, or fraud, the Committee may, at its discretion, based on the facts and circumstances surrounding the restatement, direct the recovery of all or a portion of an equity award from one or more executives with respect to any fiscal year in which our financial results are negatively affected by such restatement. To do this, we may pursue various ways to recover from one or more executives: (1) seek repayment from the executive; (2) reduce the amount that would otherwise be payable to the executive under another benefit plan; (3) withhold future equity grants, bonus awards, or salary increases; or (4) take any combination of these actions.

Our Pay for Performance (P4P) Plan contains recapture rights of any incentive amount paid or vested in the event that the Committee determines that the achievement of performance goals was based on incorrect data.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Committee considers the various tax and accounting implications of our compensation vehicles.

When determining amounts of long-term equity incentive grants to executives and employees, the Committee considers the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge that is reflected in our financial statements.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and the next four highest compensated officers. Exceptions are made for qualified performance-based compensation, among other things. It is the Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard. However, the Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business, rather than by tax policy. Therefore, the Committee may make pay decisions (such as the determination of the Chief Executive Officer’s base salary) that result in compensation expense that is not fully deductible under Section 162(m). Despite our large net operating loss carry-forward (related to our emergence from bankruptcy in 2003), the Committee continues to administer our incentive plans so that payments qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Termination and Change in Control Arrangements

Under the terms of our equity-based compensation plans and our employment agreements, our Named Executive Officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment for various reasons. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in the section entitled “Potential Payments Upon Termination or Change in Control” on page 37. The terms of these arrangements were set through the course of employment agreement negotiations with each of the Named Executive Officers, with an emphasis on internal consistency. In addition, as part of these negotiations, the Committee also analyzed the terms of the same or similar arrangements for comparable executives employed by companies similar to our own.

The termination of employment provisions of the employment agreements were entered into in order to address competitive concerns when the Named Executive Officers were recruited. Providing those individuals with a fixed amount of compensation offset the potential risk of leaving their prior employer or foregoing other opportunities in order to work for us. At the time of entering into these arrangements, the Committee considered our aggregate potential obligations in the context of the desirability of hiring the individual and the expected compensation upon joining us.

Prohibition against Trading in Derivatives

It violates our policy for any senior personnel to purchase, sell or engage in any other transaction involving any derivative securities related to any of our equity securities. This prohibition does not, however, apply to any exercise of our stock options pursuant to our Amended and Restated Long-Term Incentive Plan or any other benefit plans that we may adopt from time to time, any sale of our stock in connection with any cashless exercise (if otherwise permitted), or payment of withholding tax upon the exercise, of any such stock option.

Report of the Human Resources and Compensation Committee

The Human Resources and Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on the Committee’s review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. This report is provided by the following independent directors, who comprise the Committee:

Debra J. Perry, Chair Donna A. James Michael T. Tokarz

Summary Compensation Table for 2010

The following Summary Compensation Table sets forth compensation paid to (i) our chief executive officer, (ii) our chief financial officer and (iii) the other three most highly compensated individuals who served as executive officers of CNO as of December 31, 2010 (collectively, the “named executive officers”) for services rendered during 2010.

SUMMARY COMPENSATION TABLE FOR 2010

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
James Prieur	2010	$900,000	—	$2,068,528	$2,070,841	$1,665,947	$20,837	$6,726,153
Chief Executive Officer	2009	900,000	—	497,600	843,314	1,075,989	9,156	3,326,059
	2008	900,000	—	1,523,060	1,076,817	633,800	12,236	4,145,913

Edward Bonach	2010	503,751	$500,000	556,976	538,171	746,710	9,156	2,854,764
Chief Financial Officer	2009	472,500	—	210,720	363,213	451,915	9,156	1,507,504
	2008	468,750	—	231,770	229,110	263,040	7,866	1,200,536

Eric Johnson	2010	500,000	—	362,670	344,036	968,117	966	2,175,789
President, 40186 Advisors	2009	500,000	—	115,520	308,178	468,865	630	1,393,193
Inc.	2008	500,000	—	231,770	114,555	141,223	630	988,178

Scott Perry	2010	441,324	—	535,080	515,563	698,624	31,152	2,221,743
President, Bankers Life	2009	441,324	—	137,920	363,213	593,240	7,980	1,543,677
and Casualty Company	2008	438,495	—	231,770	183,288	126,868	25,330	1,005,751

Steven Stecher(6)	2010	412,000	—	468,195	447,247	391,626	19,249	1,738,317
President, Washington National	2009	412,000	—	137,920	363,213	263,760	12,049	1,188,942
	2008	410,000	—	176,940	181,216	170,172	12,517	950,845

(1)	The amount shown in this column is a bonus payment specified by the terms of the individual’s employment agreement. Amounts paid under the Company’s Pay for Performance Incentive Plan are included in the column “Non-Equity Incentive Plan Compensation.”

(2)	This column represents the aggregate grant date fair value of restricted stock and performance share units, in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock, fair value is calculated using the closing price of CNO common stock on the date of grant. For additional information, see Note 10 to the CNO financial statements in the Form 10-K for the year ended December 31, 2010, as filed with the SEC. See the Grants of Plan-Based Awards table for information on awards made in 2010. The amounts in this column do not necessarily correspond to the actual value that will be recognized by the named executive officers. The amounts in this column for 2008 represent performance units awarded to the named executive officers for the performance period from 2008–2010. The thresholds for those 2008 performance unit awards were not met and, accordingly, the named executive officers did not receive any payments in connection with those awards. The amounts in this column for 2010 include the grant date value of performance share units based on the targeted amounts for each of the named executive officers. Under the terms of those performance share awards, the officers are entitled to receive 150% of the targeted number of shares if the Company equals or exceeds the maximum levels set forth in those awards. If the maximum levels are achieved for the performance share awards made in 2010, the aggregate grant date value of the awards shown in this column would be as follows: Mr. Prieur, $2,585,660; Mr. Bonach, $691,250; Mr. Johnson, $449,610; Mr. Perry, $663,880 and Mr. Stecher, $580,895.

(3)	This column represents the aggregate grant date fair value of stock options granted to each of the named executive officers, in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2010 grants, refer to Note 10 of the CNO financial statements in the Form 10-K for the year ended December 31, 2010, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2010, refer to the note on stockholders’ equity and stock-related information to the

CNO financial statements in the Form 10-K for the respective year-end. See the Grants of Plan-Based Awards table for information on options granted in 2010. The amounts in this column do not necessarily correspond to the actual value that will be recognized by the named executive officers.

(4)	This column represents the dollar amount of payments made after year end to the named executive officers based on performance for the specified year with respect to the targets established under the Company’s Pay for Performance (P4P) Incentive Plan. Mr. Prieur did not receive payment of any portion of the amount shown in this column for 2008. At Mr. Prieur’s request, the Committee did not make a P4P bonus payment for 2008 to Mr. Prieur in light of the very difficult operating environment at that time and its impact on the Company. Based on 2008 results, the amount that would have been payable to Mr. Prieur under the P4P Incentive Plan was $630,883.

(5)	For 2010, the amounts reported in this column represent the amounts paid for: (i) group life insurance premiums, (ii) Company contributions to the 401(k) Plan and (iii) spousal travel benefits.

The table below shows such amounts for 2010 for each named executive officer:

Name	Group Life Insurance Premiums	401(k) Plan Contributions	Spousal Travel
James Prieur	$1,806	$7,350	$11,681
Edward Bonach	1,806	7,350	—
Eric Johnson	966	—	—
Scott Perry	630	7,350	23,172
Steven Stecher	966	7,350	10,933

(6)	Mr. Stecher became an executive officer on July 31, 2008.

Grants of Plan-Based Awards in 2010

The following table shows certain information concerning grants of plan-based awards in 2010 to the named executive officers.

GRANTS OF PLAN-BASED AWARDS IN 2010

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts (in Shares of Common Stock) Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards(5)	Grant Date Fair Value of Stock and Option Awards(6)
James Prieur		$281,250	$1,125,000	$2,250,000
	3-18-10							160,600			$1,034,264
	3-18-10								421,348	$6.45	2,070,841
	3-18-10				40,150	160,600	240,900				1,034,264

Edward Bonach		125,938	503,751	1,007,502
	3-2-10							4,000			19,880
	3-18-10							41,700			268,548
	3-18-10								109,500	6.45	538,171
	3-18-10				10,425	41,700	62,550				268,548

Eric Johnson		125,000	500,000	1,000,000
	3-2-10							3,000			14,910
	3-18-10							27,000			173,880
	3-18-10								70,000	6.45	344,036
	3-18-10				6,750	27,000	40,500				173,880

Scott Perry		110,331	441,324	882,648
	3-2-10							4,000			19,880
	3-18-10							40,000			257,600
	3-18-10								104,900	6.45	515,563
	3-18-10				10,000	40,000	60,000				257,600

Steven Stecher		103,000	412,000	824,000
	3-2-10							3,500			17,395
	3-18-10							35,000			225,400
	3-18-10								91,000	6.45	447,247
	3-18-10				8,750	35,000	52,500				225,400

(1)	These amounts represent the threshold, target and maximum amounts that would have been payable for 2010 if the performance-based metrics under the CNO Pay for Performance Incentive Plan had been achieved. The amounts paid for 2010 performance under the Pay for Performance Incentive Plan are listed in the Summary Compensation Table on page 31 of this proxy statement under the column heading “Non-Equity Incentive Plan Compensation.”

(2)	These amounts represent the threshold, target and maximum number of shares that the named executive officers can receive under the terms of the performance share awards made in 2010. See footnote (3) to the “Outstanding Equity Awards at 2010 Fiscal Year-End” table below for additional information regarding the 2010 performance share awards.

(3)	The amounts in this column represent the number of shares of restricted stock that were awarded to the named executive officers during 2010 under the Amended and Restated Long-Term Incentive Plan.

(4)	The amounts in this column represent the number of stock options granted to the named executive officers during 2010 under the Amended and Restated Long-Term Incentive Plan.

(5)	The exercise price equals the closing sales price of CNO common stock on the New York Stock Exchange on the date of grant.

(6)	The values included in this column represent the grant date fair value of restricted stock, performance share and option awards computed in accordance with ASC 718. For restricted stock, the value is based on the closing sales price on the NYSE on the date of grant, less an amount paid by the recipient of the restricted stock of $.01 per share, the par value of the common stock. A description of the assumptions used in calculating these values may be found in Note 10 to the CNO financial statements in the Form 10-K for the year ended December 31, 2010, as filed with the SEC.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

							STOCK AWARDS
			OPTION AWARDS
Name	Award Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
James Prieur	9-7-06		300,000	—	$20.91	9-7-16	—	—
	9-7-06		50,000	—	20.91	9-7-16	—	—
	3-26-07		250,000	—	17.75	3-26-12	—	—
	4-1-08	(5)	235,000	235,000	10.55	4-1-13	—	—
	4-2-09	(6)	—	125,000	1.13	4-2-14	133,333	$903,998
	5-12-09	(7)	—	340,000	3.05	5-12-14	—	—	22,500	$152,550
	3-18-10	(8)	—	421,348	6.45	3-18-17	160,600	1,088,868	40,150	272,217

Edward Bonach	5-11-07		80,000	—	18.35	5-11-12	—	—
	4-1-08	(5)	50,000	50,000	10.55	4-1-13	—	—
	4-2-09	(6)	—	43,500	1.13	4-2-14	56,666	384,195
	5-12-09	(7)	—	150,000	3.05	5-12-14	—	—	9,500	64,410
	3-2-10	(9)	—	—	—	—	4,000	27,120
	3-18-10(8)		—	109,500	6.45	3-18-17	41,700	282,726	10,425	70,682

Eric Johnson	6-1-04		150,000	—	21.00	6-1-14	—	—
	3-26-07		88,000	—	17.75	3-26-12	—	—
	4-1-08	(5)	25,000	25,000	10.55	4-1-13	—	—
	4-2-09	(6)	—	43,500	1.13	4-2-14	—	—
	5-12-09	(7)	—	125,000	3.05	5-12-14	—	—	9,500	64,410
	3-2-10	(9)	—	—	—	—	3,000	20,340
	3-18-10(8)		—	70,000	6.45	3-18-17	27,000	183,060	6,750	45,765

Scott Perry	6-1-04		18,000	—	21.00	6-1-14	—	—
	6-27-05		25,000	—	21.67	6-27-15	—	—
	6-30-06		45,000	—	23.10	6-30-16	—	—
	3-26-07		80,000	—	17.75	3-26-12	—	—
	4-1-08	(5)	40,000	40,000	10.55	4-1-13	—	—
	4-2-09	(6)	—	43,500	1.13	4-2-14	13,333	90,398
	5-12-09	(7)	—	150,000	3.05	5-12-14	—	—	9,500	64,410
	3-2-10	(9)	—	—	—	—	4,000	27,120
	3-18-10	(8)	—	104,900	6.45	3-18-17	40,000	271,200	10,000	67,800

Steven Stecher	9-17-04		10,000	—	17.87	9-17-14	—	—
	6-27-05		30,000	—	21.67	6-27-15	—	—
	6-30-06		36,000	—	23.10	6-30-16	—	—
	3-26-07		54,000	—	17.75	3-26-12	—	—
	4-1-08	(5)	30,000	30,000	10.55	4-1-13	—	—
	8-18-08	(10)	10,000	10,000	8.91	8-18-13	—	—
	8-18-08	(11)	—	—	—	—	5,000	33,900
	4-2-09	(6)	—	43,500	1.13	4-2-14	13,333	90,338
	5-12-09	(7)	—	150,000	3.05	5-12-14	—	—	9,500	64,410
	3-2-10	(9)	—	—	—	—	3,500	23,730
	3-18-10	(8)	—	91,000	6.45	3-18-17	35,000	237,300	8,750	59,325

(1)	All options in this table that were granted in 2006 or prior years have a 10 year expiration date, while options granted in 2007-2009 have a five year expiration date and options granted in 2010 have a seven year expiration date. All options are subject to acceleration for certain events.

(2)	Based on the closing sales price of CNO common stock ($6.78) on December 31, 2010.

(3)	In accordance with SEC rules, the amounts included in this column represent the number of shares of CNO common stock to which the named executive officer will be entitled if the Company achieves the threshold performance level with respect to the performance share awards made in 2009 and 2010. The performance share awards made in 2009 are tied to CNO’s operating return on equity (“ROE”) for the year ending December 31, 2011. No portion of the performance share awards made in 2009 will be earned if the Company’s ROE is less than 7.25%, and payouts begin with a 25% payout at the threshold level of 7.25%. The performance share awards made in 2010 are tied to the CNO’s average pre-tax operating income for the three-year period ending December 31, 2012. For purposes of this award, “pre-tax operating earnings” are defined as pre-tax income before (i) gain or loss on extinguishment or modification of debt; (ii) net realized investment gains or losses, net of amortization; (iii) discontinued operations; (iv) the cumulative effect of changes in accounting principles; (v) dividends on preferred stock; and (vi) unusual income or expense items that are unlikely to recur as determined by the Human Resources and Compensation Committee. For the 2010 performance share award, no portion will be earned if the Company’s average pre-tax operating income for the three-year period is less than $250.0 million, and payouts begin with a 25% payout at the threshold level of $250.0 million. Accordingly, the number of shares in this column includes 25% of the number of performance shares granted to the named executive officer in 2009 and in 2010.

(4)	The dollar amounts in this column equal the number of threshold level performance shares, calculated as described in footnote (3) above, multiplied by the closing sales price of CNO common stock on December 31, 2010 ($6.78).

(5)	One-half of these options vested on April 1, 2010 and the balance vests on April 1, 2011.

(6)	One-half of these options vest on April 2, 2011 and the balance vests on April 2, 2012. One-half of the restricted stock vests on March 31, 2011 and the balance vests on March 31, 2012.

(7)	One-half of these options vest on May 12, 2011 and the balance vests on May 12, 2012.

(8)	One-half of these options vest on March 18, 2012 and the balance vests on March 18, 2013. The restricted stock award vests in three equal annual installments commencing March 18, 2011.

(9)	One-half of this restricted stock award vests on March 2, 2011 and the balance vests on March 2, 2012.

(10)	One-half of these options vested on August 18, 2010 and the balance vests on August 18, 2011.

(11)	This restricted stock award vests on August 18, 2011.

Option Exercises and Stock Vested in 2010

The following table provides information, for the named executive officers, concerning (i) stock option exercises during 2010 (of which there were none) and (ii) the number of shares acquired upon the vesting of restricted stock awards and the value realized (before payment of any applicable withholding tax).

OPTION EXERCISES AND STOCK VESTED IN 2010

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired On Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
James Prieur	—	—	66,667	$414,002
Edward Bonach	—	—	48,334	297,154
Eric Johnson	—	—	—	—
Scott Perry	—	—	6,667	41,402
Steven Stecher	—	—	6,667	41,402

Non-qualified Deferred Compensation in 2010

The following table shows certain information concerning non-qualified deferred compensation activity in 2010 for our named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION IN 2010

Name	Executive Contributions in 2010(1)	CNO Contributions in 2010	Aggregate Earnings (Loss) in 2010(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/10(3)
James Prieur	—	—	$360,683	—	$2,434,423
Edward Bonach	$112,979	—	32,520	—	427,984
Eric Johnson	—	—	—	—	—
Scott Perry	—	—	5,523	—	52,428
Steven Stecher	—	—	—	—	—

(1)	Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)	Amounts in this column are not included in the Summary Compensation Table on page 31 of this Proxy Statement.

(3)	Amounts included in this column reflect the following amounts contributed under the deferred compensation plan by the named executive officers, which amounts were in each case included in the summary compensation table for the year(s) to which the compensation relates: Mr. Prieur, $1,822,500; Mr. Bonach, $428,739; and Mr. Perry, $45,671.

The 2010 Nonqualified Deferred Compensation table presents amounts deferred under our Deferred Compensation Plan. Participants may defer up to 100% of their base salary and annual incentive plan payments under the Deferred Compensation Plan. Deferred Amounts are credited with earnings or losses based on the return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan. Distributions are made in either a lump sum or an annuity as chosen by the executive at the time of deferral.

Potential Payments Upon Termination or Change in Control

Each of the named executive officers listed below would be entitled to certain payments upon termination of employment arising under (i) benefit plans covering all employees such as group life insurance coverage, (ii) agreements covering awards made under the Company’s Long-Term Incentive Plan and (iii) for the named executive officers other than Mr. Prieur, the terms of an employment agreement between the named executive officer and the Company or one of its subsidiaries. See “Termination and Change in Control Arrangements” on page 29 of this proxy statement for additional information regarding these arrangements. The following table estimates the amounts that would have been payable to the named executive officers upon termination of employment under each of the identified circumstances as of December 31, 2010:

Name	Voluntary or For Cause Termination	Disability	Death	Without Cause or With Good Reason	Involuntary or Good Reason Termination upon or within 2 years after Change In Control
James Prieur(1)	—	$—	$400,000	$450,000	$5,325,786
Edward Bonach(2)	—	510,000	910,000	1,760,461	4,068,704
Eric Johnson(3)	—	500,000	900,000	1,968,117	3,389,366
Scott Perry(4)	—	441,324	841,324	1,581,272	3,292,622
Steven Stecher(5)	—	412,000	812,000	1,215,626	2,893,047

(1)	For Mr. Prieur, the amount payable upon death represents the amount payable under the Company’s group life insurance plan and the amount payable upon a termination without cause or with good reason represents six months of salary payable under the Company’s standard severance plan for officers. In the event of a termination upon a change in control, Mr. Prieur would be entitled to six months of salary. In addition, the vesting of his awards under the Company’s Long-term Incentive Plan would be accelerated and the amount shown for Mr. Prieur includes the value as of December 31, 2010 of the accelerated vesting of options ($2,113,495), restricted stock ($1,992,866) and performance shares ($769,425).

(2)	For Mr. Bonach, his employment agreement provides for payments upon termination of employment as follows: (i) due to disability, an amount equal to his annual salary ($510,000 as of December 31, 2010); (ii) upon death, an amount equal to his annual salary (in addition, he would be entitled to receive $400,000 under the Company’s group life insurance plan); (iii) without cause or with good reason (as defined in his agreement), an amount equal to the pro rata portion of his actual bonus ($746,710 for 2010) plus an amount equal to the sum of his target bonus and annual salary; and (iv) upon an involuntary termination or a termination by Mr. Bonach with good reason upon or within two years after a change in control, an amount equal to his pro rata target bonus for the year of termination plus one and one-half times the sum of his salary and target bonus. In the event of a termination upon a change in control, in addition to the amounts payable under his employment agreement, the vesting of his awards under the Company’s Long-term Incentive Plan would be accelerated and the amount shown for Mr. Bonach includes the value as of December 31, 2010 of the accelerated vesting of options ($841,410), restricted stock ($694,041) and performance shares ($265,916).

(3)	For Mr. Johnson, his employment agreement provides for payments upon termination of employment as follows: (i) due to disability, an amount equal to his annual salary ($500,000 for 2010); (ii) upon death, an amount equal to his annual salary (in addition, he would be entitled to receive $400,000 under the Company’s group life insurance plan); (iii) without cause or with good reason (as defined in his agreement), an amount equal to the pro rata portion of his actual bonus ($968,117 for 2010) plus an amount equal to the sum of his target bonus and his annual salary; and (iv) upon an involuntary termination or a termination by Mr. Johnson with good reason upon or within two years after a change in control, an amount equal to his pro rata actual bonus for the year of termination plus his target bonus and one and one-half times his annual salary. In the event of a termination upon a change in control, in addition to the amounts payable under his employment agreement, the vesting of his awards under the Company’s Long-term Incentive Plan would be accelerated and the amount shown for Mr. Johnson includes the value as of December 31, 2010 of the accelerated vesting of options ($735,125), restricted stock ($203,400) and performance shares ($232,724).

(4)	For Mr. Perry, his employment agreement provides for payments upon termination of employment as follows: (i) due to disability, an amount equal to his annual salary ($441,324 for 2010); (ii) upon death, an amount equal to his annual salary (in addition, he would be entitled to receive $400,000 under the Company’s group life insurance plan); (iii) without cause or with good reason (as defined in his agreement), an amount equal to the pro rata portion of his actual bonus ($698,624 for 2010) plus an amount equal to the sum of his target bonus and his annual salary; and (iv) upon an involuntary termination or a termination by Mr. Perry with good reason upon or within two years after a change in control, an amount equal to his pro rata actual bonus for the year of termination plus his target bonus and one and one-half times his annual salary. In the event of a termination upon a change in control, in addition to the amounts payable under his employment agreement, the vesting of his awards under the Company’s Long-term Incentive Plan would be accelerated and the amount shown for Mr. Perry includes the value as of December 31, 2010 of the accelerated vesting of options ($839,892), restricted stock ($388,718) and performance shares ($262,078).

(5)	For Mr. Stecher, his employment agreement provides for payments upon termination of employment as follows: (i) due to disability, an amount equal to his annual salary ($412,000 for 2010); (ii) upon death, an amount equal to his annual salary (in addition, he would be entitled to receive $400,000 under the Company’s group life insurance plan); (iii) without cause or with good reason (as defined in his agreement), an amount equal to the pro rata portion of his actual bonus ($391,626 for 2010) plus an amount equal to the sum of his target bonus and his annual salary; and (iv) upon an involuntary termination or a termination by Mr. Stecher with good reason upon or within two years after a change in control, an amount equal to his pro rata actual bonus for the year of termination plus his target bonus and one and one-half times his annual salary. In the event of a termination upon a change in control, in addition to the amounts payable under his employment agreement, the vesting of his awards under the Company’s Long-term Incentive Plan would be accelerated and the amount shown for Mr. Stecher includes the value as of December 31, 2010 of the accelerated vesting of options ($835,305), restricted stock ($385,328) and performance shares ($250,788).

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for 2010 and has been selected to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Representatives of the Company’s independent registered public accounting firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.

Recommendation of your Board of Directors

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Fees Paid to PricewaterhouseCoopers LLP

Aggregate fees billed to the Company in the years ended December 31, 2010 and 2009, by PricewaterhouseCoopers LLP were as follows (dollars in millions):

	Year Ended December 31,
	2010	2009
Audit fees(a)	$3.2	$5.3
Audit-related fees(b)	.1	.3
Tax fees	—	—
All other fees	—	—
Total	$3.3	$5.6

(a)	Audit fees were for professional services rendered for the audits of CNO’s consolidated financial statements, statutory and subsidiary audits, issuance of comfort letters, and assistance with review of documents filed with the Securities and Exchange Commission.

(b)	Audit-related fees primarily include services provided for employee benefit plan audits and other assurance-related services.

Pre-Approval Policy

The Audit and Enterprise Risk Committee has adopted a policy requiring pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

In 2009 and 2010, all new engagements of PricewaterhouseCoopers LLP were pre-approved by the Audit and Enterprise Risk Committee for all audit, audit-related, tax and other services.

Report of the Audit and Enterprise Risk Committee

In accordance with its written charter adopted by the Board of Directors, the Audit and Enterprise Risk Committee provides assistance to the Board of Directors in fulfilling its responsibilities for oversight of the integrity of the financial statements, public disclosures and financial reporting practices of the Company. The Audit and Enterprise Risk Committee is comprised entirely of independent directors meeting the requirements of applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

In order to discharge its oversight function, the Audit and Enterprise Risk Committee works closely with management and with the Company’s independent registered public accounting firm. Management is responsible for the preparation and fair presentation of the Company’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. The independent registered public accounting firm is responsible for auditing the Company’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing the Company’s internal controls over financial reporting and for expressing an opinion on the effectiveness of those controls.

The Audit and Enterprise Risk Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Audit and Enterprise Risk Committee met 12 times during 2010. Mr. Schneider, Mr. Turner and Mr. Long have served on the Audit and Enterprise Risk Committee throughout 2010 and 2011 and Mr. Zwiener has served since his election to the Board of Directors on May 11, 2010.

In overseeing the preparation of the Company’s financial statements, the Audit and Enterprise Risk Committee has met with management and the Company’s independent registered public accounting firm to review and discuss the consolidated financial statements prior to their issuance and to discuss significant accounting issues. The Audit and Enterprise Risk Committee also discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance.”

The Audit and Enterprise Risk Committee obtained from the independent registered public accounting firm a formal written statement consistent with Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence” and has discussed with such firm their independence.

Based on the reviews and discussions referenced above, the Audit and Enterprise Risk Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Submitted by the Audit and Enterprise Risk Committee:

Neal C. Schneider, Chair
R. Keith Long
John G. Turner
David K. Zwiener

PROPOSAL 3 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding advisory vote, the compensation paid to our named executive officers as discussed on pages 14–38. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote. The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby Approved.”

The compensation of our executive officers is based on a philosophy and a comprehensive compensation and benefits strategy developed by the Human Resources and Compensation Committee designed to reward overall and individual performance that drives long-term success for our shareholders. The committee strives to provide a clear award program that allows us to attract, incentivize and retain seasoned executive talent with significant industry experience required to continue to improve our performance and build long-term shareholder value. In considering their vote, shareholders are urged to read the section of this proxy statement entitled “Executive Compensation”, including the Compensation Discussion and Analysis, for a detailed discussion of how our compensation policies and practices implement our compensation philosophy.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and having voting power is required to approve the compensation paid to our named executive officers. Abstentions will have the effect of a vote “against” this proposal. Broker non-votes will have no effect on the outcome of the vote with respect to this proposal because the shares subject to the broker non-vote will not be entitled to vote on this matter.

Recommendation of your Board of Directors

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 — NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

General

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are submitting for shareholder consideration a separate resolution subject to determine, in a non-binding advisory vote, whether a shareholder vote to approve the compensation paid to our named executive officers (that is, a vote similar to the non-binding advisory vote in Proposal 3 on the previous page) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

In considering their vote, shareholders may wish to review with care the information presented in connection with Proposal 3 on the previous page, and the information on the Company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 14 to 29.

After consideration of the frequency alternatives and receiving input from our shareholders, the Board and the Human Resources and Compensation Committee determined that an advisory vote on executive compensation that occurs every year is the most appropriate policy for CNO at this time, and therefore the Board is recommending that you vote for future advisory votes on executive compensation to occur each year. In formulating this recommendation, the Board and the Human Resources and Compensation Committee recognized that the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance. However, because executive compensation disclosures are made annually, the Board and the Human Resources and Compensation Committee considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement each year. The compensation of the named executive officers is reviewed, adjusted and approved by the Human Resources and Compensation Committee every year and the Board believes that input from shareholders is a factor which should be taken into consideration by the committee as part of that process.

Required Vote

The vote on the frequency of shareholder vote on compensation paid to our named executive officers requires the approval of the majority of votes of the holders of the shares of common stock present in person or represented by proxy and having voting power. Abstentions and broker non-votes will have no effect on the outcome of the vote with respect to this proposal.

Recommendation of your Board of Directors

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO HOW FREQUENTLY A NON-BINDING SHAREHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CNO’s directors and executive officers, and each person who is the beneficial owner of more than 10 percent of any class of CNO’s outstanding equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of CNO. Specific due dates for these reports have been established by the Securities and Exchange Commission, and CNO is required to disclose any failure by such persons to file such reports for fiscal year 2010 by the prescribed dates. Officers, directors and greater than 10 percent beneficial owners are required to furnish CNO with copies of all reports filed with the Securities and Exchange Commission pursuant to Section 16(a). To CNO’s knowledge, based solely on review of the copies of the reports furnished to CNO and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Securities Exchange Act of 1934 applicable to CNO’s officers, directors and greater than 10 percent beneficial owners were timely made by each such person during the year ended December 31, 2010.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Any proper proposal which a shareholder wishes to have included in the Board’s proxy statement and form of proxy for the 2012 Annual Meeting must be received by CNO by December 14, 2011. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the proxy statement for the 2012 Annual Meeting. In addition to the Securities and Exchange Commission rules concerning shareholder proposals, the Company’s Bylaws establish advance notice procedures with regard to certain matters, including shareholder nominations for directors, to be brought before a meeting of shareholders at which directors are to be elected. In the case of an annual meeting, notice must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the case of a special meeting of stockholders at which directors are to be elected, notice of a stockholder nomination must be received by the Secretary of the Company no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. A nomination will not be considered if it does not comply with these notice procedures and the additional requirements set forth in our Bylaws. Please note that these bylaw requirements are separate from the Securities and Exchange Commission’s requirements to have a shareholder nomination or other proposal included in our proxy statement. Any shareholder who wishes to submit a proposal to be acted upon at the 2012 Annual Meeting or who wishes to nominate a candidate for election as director should obtain a copy of these bylaw provisions and may do so by written request addressed to the Secretary of CNO Financial Group, Inc. at 11825 North Pennsylvania Street, Carmel, Indiana 46032.

ANNUAL REPORT

CNO’s Annual Report for 2010 (which includes its annual report on Form 10-K as filed with the Securities and Exchange Commission) is being mailed with this proxy statement to all holders of common stock as of March 14, 2011. The Annual Report is not part of the proxy solicitation material. If you wish to receive an additional copy of the Annual Report for 2010 or the Form 10-K without charge, please contact CNO Financial Group, Inc. Investor Relations, 11825 North Pennsylvania Street, Carmel, Indiana 46032; telephone (317) 817-2893 or email ir@CNOinc.com.

OTHER MATTERS

Management knows of no other matters which may be presented at the Annual Meeting. If any other matters should properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors

Karl W. Kindig
Secretary

April 12, 2011

CNO FINANCIAL GROUP, INC. 11825 N PENNSYLVANIA ST P.O. BOX 1934 CARMEL, IN 46032
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors	For	Against	Abstain
1a. Robert C. Greving	[]	[]	[]

1b. R. Keith Long	[]	[]	[]

1c. Charles W. Murphy	[]	[]	[]			For	Against	Abstain

1d. C. James Prieur	[]	[]	[]	3. Approval, by non-binding vote, of executive compensation.		[]	[]	[]

1e. Neal C. Schneider	[]	[]	[]	The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain

1f. Frederick J. Sievert	[]	[]	[]	4. Approval, by non-binding vote, of the frequency of future votes on executive compensation.	[]	[]	[]	[]

1g. Michael T. Tokarz	[]	[]	[]

1h. John G. Turner	[]	[]	[]	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.	[]	[]	[]

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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CNO FINANCIAL GROUP, INC.
Annual Meeting of Shareholders
May 12, 2011 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Edward J. Bonach, Eric R. Johnson and John R. Kline, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CNO FINANCIAL GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, EDT on May 12, 2011, at 11825 N. Pennsylvania St., Carmel, Indiana, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side